UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION UNDER THE SECURITIES ACT OF 1933

SMART KIDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

7812
(Primary Standard Industrial Classification Code Number)

05-0554762
(I.R.S. Employer Identification Number)

9768-170 Street Suite 234 Edmonton, Alberta T5T5L4 (780) 222-6257

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Shergold
9768-170 Street
Suite 234
Edmonton, Alberta T5T5L4
(780) 222-6257

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

The Sourlis Law Firm
Virginia K. Sourlis, Esq.
214 Broad Street
Red Bank, New Jersey 07701
www.SourlisLaw.com
Telephone: (732) 530-9007
Facsimile: (732) 530-9008

As soon as practicable after this Registration Statement is declared effective.

(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	38,000,000	(1)	$0.10	(2)	$3,800,000	$271.00

(1)
This Registration Statement covers the offering of common stock of the Company according to a Drawdown Equity Financing Agreement and for resale by the selling stockholder named in this prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the OTC Bulletin Board on May 18, 2010, a date within five (5) trading days prior to the date of the filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (or the “SEC”), acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 18, 2010

The information in this prospectus is not complete and may be changed. Our Selling Stockholders may not sell these securities until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

38,000,000 Shares of Common Stock

SMART KIDS GROUP, INC.

This prospectus relates to the issuance from time to time of 38,000,000 shares of common stock, par value $0.0001 of Smart Kids Group, Inc., a Florida corporation (“SKGP” or the “Company”), being offered for sale pursuant to a Drawdown Equity Financing Agreement (“Drawdown Agreement”) entered in to between the Company and Auctus Private Equity Fund, LLC (“Auctus” or “Selling Stockholder”). The total amount of shares of common stock which, may be sold pursuant to this prospectus would constitute 22.62% of our issued and outstanding common stock as of May 18, 2010, if all of the shares had been sold by that date.

Pursuant to the Drawdown Agreement, which has a total drawdown amount of ten million dollars ($10,000,000), SKGP has the right to sell to Auctus at its sole discretion and Auctus has the obligation to purchase through advances to the Company, the Company’s common stock through Draw-Down Notices issued by the Company. The number of shares of common stock that Auctus shall purchase shall be determined by dividing the amount of the advance by the purchase price. No fractional shares will be issued.

The Selling Stockholder is selling all of the shares of common stock offered by this prospectus. It is anticipated that the Selling Stockholder, will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution”). We will not receive any proceeds from the sale of shares by the Selling Stockholder. However, we will receive the sale price of any common stock that we sell to Auctus under the drawdown line of equity credit facility.

There are no underwriting agreements.

We have agreed to pay all the costs and expenses of this registration.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SGKP.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary prospectus is _________, 2010

PROSPECTUS

SMART KIDS GROUP, INC.
38,000,000 SHARES COMMON STOCK

Item	Page

Summary	4

Risk Factors	8

Use of Proceeds	16

Determination of Offering Price	17

Dilution	17

Selling Stockholder	18

Plan of Distribution	18

Directors, Executive Officers, Promoters and Control Persons	20

Executive Compensation	21

Security Ownership of Certain Beneficial Owners and Management	23

Description of Securities	23

Interest of Named Experts and Counsel	25

Experts	25

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	25

Organization Within Last Five Years	25

Description of Our Business	25

Legal Proceedings	33

Management’s Discussion and Analysis of Financial Condition and Results of Operations	34

Description of Properties	33

Certain Relationships and Related Transactions and Corporate Governance	41

Market for Common Equity and Related Stockholder Matters	42

Changes in and Disagreements with Accountants and Financial Disclosure	43

Where You Can Find More Information	43

Financial Statements	44

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the notes to the financial statements included in this prospectus.

General

Smart Kids Group, Inc. (throughout this prospectus referred to as “we,” “us,” “the Company,” “Smart Kids Group” or “SKGP”) is a development stage company incorporated in the State of Florida on February 11, 2003. From our inception, we have not generated any revenues and as of March 31, 2010, we have incurred a net loss of $1,664,469. As of March 31, 2010, we had $48,060 in cash on hand, total assets of $940,984, total liabilities of $1,742,570, an accumulated deficit of $1,664,469 and a stockholders’ deficit of $801,586. In our auditor’s report included in their audit for fiscal year ended June 30, 2009, they expressed substantial doubt as to our ability to continue as a going concern.

Based on intellectual property we sublicense from an affiliate company, we have developed educational and entertaining media products (television shows, video, music and books) relating to “Be Alert Bert” and his friends. Our media products are intended to entertain and educate children ranging from the age of six through twelve years old with a particular focus on children’s personal safety, health and fitness and related issues. Our products are sometimes referred to in this prospectus as “EDUtainment products.” EDUtainment is a genre of children’s products that serve to educate as well as entertain children. The following is a short list of our sublicensed characters:

1.	Be Alert Bert, a Bee (Main Character)
2.	Freddie the Firefly, a Firefly
3.	Be Aware Clare, a Bee
4.	Uncle Buzz, a Bee
5.	Betty Blue, a Butterfly
6.	Daisy, a Flower
7.	Otis Notice, an owl

All intellectual property including the trademarks and work product that the Company currently works with are under an exclusive sublicense agreement with Smart Kids International Holdings, Inc., (“SKIH”) which leases all of the intellectual property from Mr. Shergold, the Company’s Chief Creative Officer and Chairman of the Board. The sublicense agreement has been effective since June 20, 2005, at an annual fee of $60,000.

The term of the sublicense agreement is 25 years. We also have the option to extend the sublicense agreement in perpetuity. The royalty fee under the sublicense agreement is $5,000 per month. SKIH has the right to terminate, if not otherwise cured within 45 days after notice, the sublicense agreement in the event we become insolvent, file bankruptcy proceedings either voluntary or involuntary, abandon the sublicense, assign the sublicense without SKIH’s written consent, fail to observe or perform any of our obligations under the sublicense agreement, or if there is a change of control of our Company. Upon the expiration or termination of the sublicense agreement, we have the right to sell any licensed products on hand as of the expiration date or termination of the sublicense agreement subject to the payment of royalties to SKIH, if applicable.

The sublicense allows us to use the trademarks, domain names and copyrights, concepts and characters in connection with the manufacture, distribution, sale, global advertisement, and otherwise ability to profit from the products relating to such intellectual property. Our sublicense also permits us to create new stories and products utilizing the sublicensed intellectual property and to license and otherwise profit from those newly created stories and products. All newly created stories and products generated from the sublicensed intellectual property will be owned by us, without any additional payment owed to SKIH aside from the monthly royalty fee.

The ‘Be Alert Bert’ television series consist of 31 episodes featuring “Bert the Bee” and are available in both English and Spanish. We intend to generate revenue from this series through licensing contracts with TV stations and through sales to the public through our planned “Live at the Hive” website discussed below. There are currently no residual revenues being generated by the television series because the licensing fees were paid up front on a one-time, flat-fee basis, and the contract term is still active. Upon expiration of the existing terms pursuant to our outstanding licensing agreements with TV stations, we will attempt to renegotiate renewal agreements upon similar terms or through bartering for advertisement TV time. License renewals are expected to begin in mid-2010.

We plan to use children-oriented characters and products as a common theme to develop our main children’s website, “Live at the Hive” (www.liveatthehive.com), which we intend to launch either in the Third our Fourth Quarter of 2010.  The Company intends to charge an annual membership fee (after a 30 day trial period) of $19.99 per family which will provide them with access to some of our content and through which they will be able to purchase our videos, music, books and other content that we either sublicense or produce. Revenue from this source is intended to provide us with short-term operating funds.

Drawdown Equity Financing Agreement.

On March 18, 2010, we entered into a drawdown equity financing agreement and registration rights agreement (collectively the “Agreements”) with Auctus Private Equity Fund, LLC (“Auctus”), the selling stockholder. In accordance with the Agreements, Auctus has committed, subject to certain conditions, to purchase up to $10 million of the Company’s common stock over a term of up to two years. Although the Company is not mandated to sell shares under the Agreements, the Agreements give the Company the option to sell to Auctus shares of common stock at a per share purchase price of equal to 95% of the lowest closing bid price during the five trading days following the Company’s delivery of notice to Auctus (the “Notice”). At its option, the Company may set a floor price under which Auctus may not sell the shares which were the subject of the Notice. The floor shall be 75% of the average closing bid price of the stock over the preceding ten days prior to the Notice and can be waived at the discretion of the Company. The maximum amount of Common Stock that the Company can sell pursuant to any Notice is the greater of: (i) an amount of shares with an aggregate maximum purchase price of $250,000 or (ii) 200% of the average daily trading volume based on 20 days preceding the drawdown notice date.

Auctus is not required to purchase the shares, unless the shares which are subject to the Notice have been registered for resale and are freely tradable in accordance with the federal securities, including the Securities Act of 1933, as amended, laws and except for conditions outside of Auctus’ control. The Company is obligated to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1, of which this prospectus forms a part, within 90 days from the date of the Agreements and to use all commercially reasonable efforts to have such registration statement declared effective by the SEC within 120 days of filing. The Company has agreed to pay Auctus an aggregate amount of $15,000 as an origination fee with respect to the transaction.

Summary Financial Information; Going Concern

The table below summarizes our audited financial statements for the fiscal years ended June 30, 2009 and June 30, 2008, as well as the unaudited financial statements for the three months ended March 31, 2010 and 2009 and for the period from our inception to March 31, 2010. In our auditor’s report included in the Company’s audited financial statements for fiscal year ended June 30, 2009, our auditors expressed substantial doubt as to the Company’s ability to continue as a going concern. Our ability to continue as a going concern is subject our ability to generate sufficient revenues to fund our operations and/or our ability to obtain additional capital, neither of which can be assured. We anticipate that our auditors will continue to express substantial doubt about our ability to continue as a going concern for the near future.

Balance Sheet Summary:

	Fiscal Year Ended		At March 31,
	At June 30, 2009 (Audited)	At June 30, 2008 (Audited)	2010 (Unaudited)
Balance Sheet
Cash and Cash Equivalents	$78	$8,986	$48,060
Total Assets	$835,172	$807,878	$940,984
Total Liabilities	$1,718,882	$1,112,108	$1,742,570
Total Stockholders’ Equity (Deficit)	$(883,710)	$(304.231)	$(801,586)

Statement of Operations Summary:

	For the Fiscal Year Ended June 30,		For the Three Months March 31,		For the Period February 11, 2003
	2009	2008	2010	2009	(Inception) to March 31, 2010
	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations:
Revenue	$0.00	$0.00	$0.00	0.00	$0.00
Net Income (Loss)	$(579,479)	(269,118)	$(53,735)	(105,350)	$(1,664,469)
Net Earnings (Loss) Per Share of Common Stock , basic and diluted	Nil	Nil	Nil	Nil	(0.02)

Organizational History

We were incorporated under the laws of the State of Florida on February 11, 2003. Since our inception, we have developed and licensed children’s EDUtainment products through a variety of media including television, video, retail, direct marketing, and the Internet.

On August 14, 2009, the United States Securities and Exchange Commission issued the Company a Notice of Effectiveness for a Form S-1; Registration under the Securities Act of 1933.  The Company registered 20,198,500 common shares of the Company. The Company is in the process of raising additional financing, of which this Registration on Form S-1 is a part.

Executive Offices and Telephone Number

Our principal executive offices are located at 9768-170 Street, Suite 542, Edmonton, Alberta T5T5L4, and our phone number is  (780) 222-6257

THE OFFERING

Securities Being Offered:	38,000,000 shares of common stock are being registered on behalf of Auctus Private Equity Fund, LLC.

Offering Period:	Until all shares are sold or until 24 months from the date that the registration statement becomes effective, whichever comes first.

Common Stock Outstanding Before and After the Offering:	Before the Offering: 130,358,000 shares of common stock issued After the Offering: 168,358,000 shares of common stock

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by Auctus Private Equity Fund, LLC.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.

Risks Relating To Our Company

We are a development stage company and have history of losses since our inception. If we cannot reverse our losses, we will have to discontinue operations.

From our inception in February 2003, we have not generated any revenues. As of March 31, 2010, we had $48,060 in cash on hand, total assets of $940,984, total liabilities of $1,742,570 and a stockholders’ deficit of $801,586. In our auditor’s report for fiscal year ended June 30, 2009, they expressed substantial doubt as to our ability to continue as a going concern. We anticipate incurring losses in the foreseeable future. We do not have an established source of revenue sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

We do not own any Intellectual Property

We do not own any intellectual property. The intellectual property is owned by Richard Shergold, our  Chief Creative Officer and Chairman. Mr. Shergold licenses the intellectual property to Smart Kids International Holdings, Inc. (“SKIH”), a company wholly-owned by Mr. Shergold, which in turn sublicenses it to us under an exclusive sublicense agreement. The term of the sublicense agreement is 25 years and commenced on June 20, 2005. We also have the option to extend the sublicense agreement in perpetuity. The royalty fee under the sublicense agreement is $5,000 per month. SKIH has the right to terminate, if not otherwise cured within 45 days after notice, the sublicense agreement in the event we become insolvent, file bankruptcy proceedings either voluntary or involuntary, abandon the sublicense, assign the sublicense without SKIH’s written consent, fail to observe or perform any of our obligations under the sublicense agreement, or if there is a change of control of our Company. Upon the expiration or termination of the sublicense agreement, we have the right to sell any licensed products on hand as of the expiration date or termination of the sublicense agreement subject to the payment of royalties to SKIH, if applicable. Our loss of the sublicense agreement would have a material adverse affect on our business and operations.

The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus and will be subject to significant volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We do not expect to generate cash flow from operations for the foreseeable future. We will need to raise capital in the future by selling more common stock and if we are able to do so, your ownership of the Company’s common stock will be diluted.

We do not expect to generate cash flow from operations for the foreseeable future. Consequently, we will be required to raise additional capital by selling additional shares of common stock. There can be no assurance that we will be able to do so but if we are successful in doing so, your ownership of the Company’s common stock will be diluted which might depress the market price of our common stock, if a market ever develops.

Our history of losses is expected to continue and we will need to obtain additional capital financing in the future.

We have a history of losses and expect to generate losses until such a time when we can become profitable in the distribution of our planned products. As of the date of this prospectus, we cannot provide an estimate of the amount of time it will take to become profitable, if ever; however, we do not believe we will become profitable within the next 24 months.

We will be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. In order for us to carry out our intended business plan, management believes that we need to raise approximately $12 million over a two year period. Management anticipates that the $12 million will go towards fulfillment of existing liabilities, regulatory compliance, product marketing, the production and development of existing and new product lines including our new animated TV series, our plans for character-based merchandising, and the development and launching of our plans to franchise kiosks and retail outlets. The Company anticipates obtaining the required funding through equity investment in the company. Upon effectiveness of the registration statement of which this prospectus is a part, the Company will begin to contact institutional investors and other similar sources to obtain financing. As of the date of this prospectus, no such contacts have been made, nor have any agreements for financing been entered into by the Company. We cannot be certain we will be able to find such additional financing on reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing made available to our Company. If we obtain the anticipated amount of financing through the offering of our equity securities, this will result in substantial dilution to our existing shareholders, and should be considered a serious risk of investment.

We expect our operating expenses to increase and may affect profit margins and the market value of our common stock.

Upon obtaining additional capital, we expect to significantly increase our operating expenses to expand our marketing operations, and increase our level of capital expenditures to further develop and maintain our proprietary software systems. Such increases in operating expense levels and capital expenditures may adversely affect operating results and profit margins which may significantly affect the market value of common stock. There can be no assurance that we will, one day, achieve profitability or generate sufficient profits from operations in the future.

Current economic conditions may prevent us from generating revenue.

Generally, consumer purchases of entertainment and educational items are discretionary and may be particularly affected by adverse trends in the general economy. Our ability to generate or sustain revenues is dependent on a number of factors relating to discretionary consumer spending. These include economic conditions and consumer perceptions of such conditions by consumers, employment, the rate of change in employment, the level of consumers' disposable income and income available for discretionary expenditure, business conditions, interest rates, consumer debt and asset values, availability of credit and levels of taxation for the economy as a whole and in regional and local markets where the our Company operates.

The United States is currently experiencing a major economic downturn, the extent and duration of which cannot be currently predicted, and includes a record low levels of consumer confidence due, in part, to job losses. Due to these factors, consumers are not expected to purchase non-essential goods, including our products. If the current economic conditions do not improve, we may not achieve or be able to maintain profitability which may negatively affect the liquidity and market price of our common stock.

Also due to the economic downturn in the United States, credit and private financing is becoming difficult to obtain at reasonable rates, if at all. Until we achieve profitability at sufficient levels, if at all, we will be required to obtain loans and/or private financings to develop and sustain our operations. If we are unable to achieve such capital infusions on reasonable terms, if at all, our operations may be negatively affected.

The changing entertainment preferences of consumers could adversely affect our business.

Our business and operating results depend upon the appeal of our products, product concepts and programming to consumers. Consumer entertainment preferences, as well as industry trends and demands are continuously changing and are difficult to predict as they vary over time. In addition, as entertainment properties often have short life cycles, there can be no assurances that:

(i)	our current products, product concepts or programming will ever be popular for any significant period of time;

(ii)	new or existing products, product concepts or programming we represent or produce will achieve and or sustain popularity in the marketplace;

(iii)
a product’s life cycle will be sufficient to permit us to recover revenues in excess of the costs of advance payments, guarantees, development, marketing, royalties and other costs relating to such product; or

(iv)	we will successfully anticipate, identify and react to consumer preferences.

Our failure to accomplish any of these events could result in reduced overall revenues, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the volatility of consumer preferences could cause our revenues and net income to vary significantly between comparable periods.

We operate in a highly competitive marketplace.

The marketplace for children’s entertainment and educational products is extremely competitive, relatively saturated, and dominated by larger well know and seasoned companies. There is no guarantee that we can favorably compete with such competitors. Our principal competitors are media companies with consumer products/merchandise licensing divisions, toy companies, other licensing companies, and numerous individuals who act as merchandising agents. There are also many independent product development firms with which we compete. Many of these companies have substantially greater resources than we do and represent properties which have been proven commercially successful. We believe that it would be relatively easy for a potential competitor to enter into this market in light of the relatively small investment required to commence operations as a merchandising agent.

There can be no assurance that the Company will be able to enhance its products or services, or develop other products or services.

To date, we have had no revenues. At March 31, 2010, we had $48,060 cash on-hand and an accumulated deficit of $1,664,469, and there is substantial doubt as to our ability to continue as a going concern. If we are unable to achieve profitability in the future, recruit sufficient personnel or raise money in the future, our ability to develop its products and services or other products and services would be adversely affected. Our inability to develop our products and services or develop new products or services, in view of rapidly changing technology, changing customer demands and competitive pressures, would have a material adverse affect upon its business, operating results and financial condition.

Rapid technological advances could render our existing proprietary technologies obsolete.

The Internet and online commerce industries are characterized by rapid technological change, changing market conditions and customer demands, and the emergence of new industry standards and practices that could render our existing Web site and proprietary technology obsolete. Our future success will substantially depend on our ability to enhance our existing services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of other proprietary technology entails significant technical and business risk. There can be no assurance that we will be successful in developing and using new technologies or adapt our proprietary technology and systems to meet emerging industry standards and customer requirements. If we are unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if our new products and electronic commerce services do not achieve market acceptance, our business, prospects, results of operations and financial condition would be materially adversely affected.

Internet commerce security threats could pose a risk to our online sales and overall financial performance.

A significant barrier to online commerce is the secure transmission of confidential information over public networks. We and our partners rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities; new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by us and our partners to protect consumer’s transaction data. If any such compromise of security were to occur, it could have a materially adverse effect on our business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally, especially as a means of conducting commercial transactions. To the extent that our activities, our partners or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a materially adverse effect on our business, prospects, financial condition and results of operations.

Our management and directors own a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

As of the date of this prospectus, our management and directors as a group own 71.60% of our outstanding common stock. As a result, they are in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect your voting and other stockholders rights.

Risk of Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks.

A key element of our strategy is to generate a high volume of traffic on, and use of, our services across our network infrastructure and systems. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers, as well as maintain adequate customer service levels. Our revenues depend on the number of visitors who sign up for our services. Any systems interruptions that result in the unavailability of our software systems or network infrastructure, or reduced order placements would reduce the volume of sign ups and the attractiveness of our product and service offerings. We may experience periodic systems interruptions from time to time. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our Web site or timely expand and upgrade our systems and infrastructure to accommodate such increases. We will use a combination of industry supplied software and internally developed software and systems for our search engine, distribution network, and substantially all aspects of transaction processing, including order management, cash and credit card processing, and accounting and financial systems. Any substantial disruptions or delays in any of our systems would have a materially adverse effect on our business, prospects, financial condition and results of operations.

There are risks associated with our domain names.

We currently hold various Web domain names relating to our brand. The acquisition and maintenance of domain names is generally regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all of the countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a materially adverse effect on our business, prospects, financial condition and results of operations.

Storage of personal information about our customers could pose a security threat.

We have a non-disclosure policy displayed on our Web sites. Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user’s consent. This policy is accessible to users of our services when they initially register. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users’ personal information or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and other states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

We face possible liability for information displayed on our web sites.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our Web site and across our distribution network. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites and distribution network through links to other Web sites. Our insurance may not adequately protect us against these types of claims.

We are highly dependent on our executive officers, Richard Shergold. The loss of either of them would have a material adverse affect on our business and prospects.

We currently have only two executive officers, Richard Shergold and Lisa Yakiwchuk. Richard Shergold serves as our Chief Creative Officer, Chief Executive Officer, President, and Chairman. The loss of either executive officer could have a material adverse effect on our business and prospects.

There exists uncertainty with regards to our ability to protect our vital Sublicensed Intellectual Property.

Our prospects for success may depend, in part, on our ability to obtain commercially valuable patents, trademarks and copyrights to protect Mr. Shergold’s intellectual property, which we sublicense directly from SKIH. Legal standards relating to the validity and scope of patent claims are still evolving. As a result, patent, trademark and copyright positions may be uncertain and will involve complex legal and factual questions. Therefore, the degree of future protection for our technologies or potential products is uncertain. There are numerous costs, risks and uncertainties that the Company faces with respect to obtaining and maintaining patents and other proprietary rights. The Company may not be able to obtain meaningful patent protection for its future developments. To date, neither the Company nor Mr. Shergold have any pending patent or trademark applications with the U.S. Patent and Trademark Office or any agency with regard to the above-referenced intellectual property assets.

In connection with the issued or trademarks, there can be no assurance that such trademarks will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any r trademarks sublicensed to the Company or, if instituted, that such challenges will not be successful. To date, there have been no interruptions in our business as the result of any claim of infringement. However, no assurance can be given that the Company will not be adversely affected by the assertion of intellectual property rights belonging to others. The cost of litigation to uphold the validity of a trademark and prevent infringement can be very substantial and may prove to be beyond our financial means even if the Company could otherwise prevail in such litigation. Furthermore, there can be no assurance that others will not independently develop similar designs or technologies, duplicate our designs and technologies or design around aspects of our technology, or that the designs and technologies will not be found to infringe on the patents, trademarks or other rights owned by third parties. The effects of any such assertions could include requiring the Company to alter existing trademarks or products, withdraw existing products, including the products delaying or preventing the introduction of products or forcing the Company to pay damages if the products have been introduced.

Intellectual Property litigation may be necessary and an unfavorable outcome could hurt the company.

We may become party to patent litigation or proceedings at the U.S. Patent and Trademark Office or at a foreign patent office to determine whether it can market its future products without infringing patent rights of others. Interference proceedings in the U.S. Patent Office or opposition proceedings in a foreign patent office may be necessary to establish which party was the first to design such intellectual property. The cost of any patent litigation or similar proceeding could be substantial and may absorb significant management time and effort. If an infringement suit against us is resolved unfavorably, we may be enjoined from manufacturing or selling certain of its products or services without a license from an adverse third party. We may not be able to obtain such a license on commercially acceptable terms, or at all.

There are risks associated with Trade Secret Protection.

We intend to rely on trade secret protection for certain of its confidential and proprietary information and processes. We currently protect some information and procedures as trade secrets. It protects its trade secrets through recognized practices, including access control, confidentiality agreements with employees, consultants, collaborators, and customers, and other security measures. These confidentiality agreements may be breached, however, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

We might face obstacles regarding our Product Development and Marketing.

Development of any product based on our processes and designs will be subject to the high risks of failure inherent in the development or successful commercialization of new products. These risks include the possibility that any such products, will be found to be ineffective, will fail to receive and maintain necessary regulatory approvals, will be difficult or impossible to deploy on a larger scale, will be uneconomical to market, will fail to be developed prior to the successful marketing of similar products by competitors, or will be found to infringe on proprietary rights of third parties.

If we engage in acquisitions, we may experience significant costs and difficulty assimilating the operations or personnel of the acquired companies, which could threaten our future growth.

If we make any acquisitions, we could have difficulty assimilating the operations, technologies and products acquired or integrating or retaining personnel of acquired companies. In addition, acquisitions may involve entering markets in which we have no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, pursuing acquisition opportunities could divert our management's attention from our ongoing business operations and result in decreased operating performance. Moreover, our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Furthermore, we may have to incur debt or issue equity securities in future acquisitions. The issuance of equity securities would dilute our existing stockholders. To date, the Company is not in any discussions to make acquisitions with any party.

Because our officers and directors are indemnified against certain losses, we may be exposed to costs associated with litigation.

If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional non-reimbursable costs, including legal fees. Our articles of incorporation and bylaws provide that our directors and officers will not be liable to us or to any shareholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct. Extended or protracted litigation could have a material adverse effect on our cash flow.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

Compliance with changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. Management’s inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our annual report on Form 10-K our assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year ended June 30, 2009 and our independent registered public accounting firm will in the future be required to report on our management’s report. We will incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements. If we fail to achieve and maintain adequate internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Additional Risks Relating to Our Common Stock

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	liquidity of the market for the shares;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in the markets in which we compete;

•	changes in the economic performance or market valuations of other EDUtainment companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	intellectual property litigation;

•	our dividend policy; and

•	general economic conditions.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently and will be quoted for trading on OTCBB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in SEC Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, SEC Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We have never paid cash dividends on our common stock and we do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Drawdown Agreement.

The sale of our common stock to Auctus Private Equity Fund LLC in accordance with the Drawdown Equity Facility Agreement may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus Private Equity Fund LLC. in order to drawdown on the facility.  If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Auctus Private Equity Fund LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common  stock to be issued  under the  Drawdown Equity Facility  Agreement  will be purchased  at a five (5%)  discount  or 95% of  the lowest  closing  bid price  during the five trading days immediately following our notice to Auctus Private Equity Fund LLC of our election to exercise our "put" right.

Auctus Private Equity Fund LLC has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Auctus Private Equity Fund LLC sells our shares, the price of our common stock may decrease.  If our stock price decreases, Auctus may have a further incentive to sell such shares.  Accordingly, the discounted sales price in the Drawdown Agreement may cause the price of our common stock to decline.

Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

We are registering an aggregate of 38,000,000 shares of common stock to be issued under the Equity Line of Credit. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 38,000,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit.  The sale of these shares into the public market by Auctus could depress the market price of our common stock.

We May Not Have Access to the Full Amount under the Equity Line.

During the period ended May 18, 2010, the closing price of our common stock was $0.09 based on very little volume. There is no assurance that the market price of our common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $10,000,000.  The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit.  Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds.

The Drawdown Equity Financing Agreement provides that the dollar value that we will be permitted to draw from Auctus will be either: (A) 200% of the average daily volume in the US market of the common stock for the twenty trading days prior to the Drawdown Notice, or (B) $200,000. If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to draw $200,000, which may not provide adequate funding for our planned operations.

Unless an active trading market develops for our securities, you may not be able to sell your shares.

Although, we are a reporting company and our common shares are quoted on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.) under the symbol “SKGP”, there is not currently an active trading market for our common stock and an active trading market may never develop or, if it does develop, may not be maintained.  Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price and therefore your investment could be a partial or complete loss.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including:

•	the trading volume of our shares;

•	the number of securities analysts, market-makers and brokers following our common stock;

•	changes in, or failure to achieve, financial estimates by securities analysts;

•	new products or services introduced or announced by us or our competitors;

•	actual or anticipated variations in quarterly operating results;

•	conditions or trends in our business industries;

•	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock; and

•	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

You may have difficulty reselling shares of our common stock, either at or above the price you paid, or even at fair market value.  The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes.  These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company.  In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities.  A securities class action suit against us could result in substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business.  Moreover, and as noted below, our shares are currently traded on the OTC Bulletin Board and, further, are subject to the penny stock regulations.  Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Trading in our common stock on the OTC Bulletin Board may be limited thereby making it more difficult for you to resell any shares you may own.

Our common stock is quoted on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.). The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national exchange or on the Nasdaq National Market, you may have difficulty reselling any of the shares of our common stock that you may own.

FORWARD LOOKING STATEMENTS

When used in this Prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, the ability to raise equity capital in the future, and the size and timing of additional significant orders and their fulfillment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling security holder. However, the Company anticipates receiving up to $3,800,000 gross proceeds pursuant to the equity facility with Auctus.  If the Company receives $3,800,000, we expect to disburse the proceeds from this offering in the priority set forth below within the first 12 months after successful completion of this offering:

SKGP intends to use the proceeds from this offering as follows:

Offering Proceeds	$3,800,000

Marketing & Sales Initiatives	$500,000

Operating Expenses	$500,000

Vender Accruals	$150,000

Salary Accruals	$891,433

Production of revenue producing media and content	$1,700,000

General Working Capital	$58,000

Total Estimated Use of Proceeds	$3,799,433

DETERMINATION OF OFFERING PRICE

The Selling Stockholder may sell its shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Stockholder.

DILUTION

“Dilution” represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering. “Net Book Value” is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of SKGP’s issued and outstanding stock. Please refer to the following table presenting the number of shares issued and the corresponding price per share paid before this offering for more information.  SKGP’s net book value on March 31, 2010 was $(801,586) or $(0.0062) per share. Assuming all 38,000,000 shares offered are sold, and in effect SKGP receives the maximum estimated proceeds of this offering from shareholders, SKGP’s net book value will be $2,998,414 or $0.0179 per share. Therefore, any investor will incur an immediate and substantial dilution of approximately 80% while the SKGP present stockholder will receive an increase of $0.0241 per share in the net book value of the shares that he holds. This will result in an 82% dilution for purchasers of stock in this offering.

The following table presents the dilution of the net book value of common stock purchased by Auctus in this offering of 38,000,000 shares compared with those existing shareholders who purchased shares in SKGP previously:

500,000,000
Share
Maximum
Dilution resulting from:	Offering

Book Value Per Share Before the Offering	$(0.0062)

Book Value Per Share After the Offering	$0.0179

Net Increase to Original Shareholders	$0.0241

Decrease in Investment to New Shareholders	$(0.0821)

Dilution to New Shareholders (%)	82%

SELLING STOCKHOLDER

Drawdown Equity Financing Agreement.

On March 18, 2010, we entered into a drawdown equity financing agreement and registration rights agreement (collectively the “Agreements”) with Auctus Private Equity Fund, LLC (“Auctus”, the “Selling Stockholder”). In accordance with the Agreements, Auctus has committed, subject to certain conditions, to purchase up to ten million dollars ($10,000,000) of the Company’s common stock over a term of up to two years. Although the Company is not mandated to sell shares under the Agreements, the Agreements give the Company the option to sell to Auctus shares of common stock at a per share purchase price of equal to 95% of the lowest closing bid price during the five trading days following the Company’s delivery of notice to Auctus (the “Notice”). At its option, the Company may set a floor price under which Auctus may not sell the shares which were the subject of the Notice. The floor shall be 75% of the average closing bid price of the stock over the preceding ten days prior to the Notice and can be waived at the discretion of the Company.

Auctus is not required to purchase the shares, unless the shares which are subject to the Notice have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended. The Company is obligated to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1, of which this prospectus forms a part, within 90 days from the date of the Agreements and to use all commercially reasonable efforts to have such registration statement declared effective by the SEC within 120 days of filing. The Company has agreed to pay Auctus an aggregate amount of $15,000 as an origination fee with respect to the transaction.

During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of our common stock during each of the five trading days immediately following the drawdown date, less a discount of 5%. Auctus’ obligations under the equity line agreement are not transferrable.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is the larger of:

•	$250,000; or
•	200% of the average daily volume based on the trailing 20 days preceding the drawdown notice date.

Al Sollami is the natural person and Principal of Auctus Private Equity Fund, LLC who exercises the sole voting and dispositive powers with respect to the shares to be offered by the Company. Al Sollami has had no other material relationship with the Company and has owned no securities of the Company prior to the offering.

Please note that the parties have agreed to $10,000,000 as the amount of the equity line. Although the parties believe it is unlikely that the full amount of the proceeds available under equity line will be used at the current stock price, the parties believe that with the proper use of the funds the price of the stock will increase and we will be able to use the whole equity line.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time (“selling stockholders”) sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

•	facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Auctus Private Equity Fund, LLC, the underwriter herein, may offer for sale up to an estimated 38,000,000 shares of our common stock which it will originally acquire pursuant to the terms of the equity line of credit agreement as more fully described under "Selling Stockholder.” Auctus will be offering such shares for their own account. We do not know for certain how or when Auctus will choose to sell their shares of common stock. However, it can sell such shares at any time or through any manner set forth in this plan of distribution at such time as we have “put” the shares to them. We may request Auctus to purchase shares by delivering a Drawdown Notice to Auctus. We have acknowledged that Auctus may sell shares corresponding with a particular Drawdown Notice after the Drawdown Notice is received by Auctus which allows them to short sell the shares. There shall be a minimum of five (5) Trading Days between each Drawdown Notice Date.

To permit Auctus to resell the shares of common stock issued to it, we agreed to file a registration statement, of which this prospectus is a part, and all necessary amendments and supplements with the SEC for the purpose of registering and maintaining the registration of the shares. We will bear all costs relating to the registration of the common stock offered by this prospectus. We will keep the registration statement effective until the date after which all of the shares of common stock held by Auctus that are covered by the registration statement have been sold by Auctus pursuant to such registration statement.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the respective names, ages and positions of our directors and executive officers as well as the year that each of them commenced serving as a director with SKGP. The terms of all of the directors, as identified below, will run until our annual meeting of stockholders in 2010.

Person and Position:	Age:	SKGP Director Since:
Richard Shergold Chief Executive Officer, President, Chief Creative Officer and Chairman of the Board (Principal Executive Officer and Principal Financial Officer),	48	2003

Lisa Yakiwchuk Administrative Officer, Secretary and Director	43	2003

Kelly Kot Director	44	2003

Management and Director Biographies

Richard Shergold
Chief Executive Officer, President, Chief Creative Officer, and Chairman

-     1992 – 2001 - Be Alert Bert – Founder, Producer/Creator/Marketer of 54 TV series shows

-     2000 – Present – Genuine Publishing - Self Employment, develop software for online fitness training

-     2003 – Present – Smart Kids Group Inc. – Founder,  CCO and Chairman

-     2003 – Present – Smart Kids International Holdings – CEO and Chairman

In 1991, Mr. Shergold created the Be Alert Bert series. Since 2004, Mr. Shergold has served as the Chief Creative Officer and Chairman of Smart Kids Group Inc. Prior to creating Be Alert Bert, Mr. Shergold owned a chain of Martial Arts schools in Canada and the U.S.

Mr. Shergold has created, produced and marketed television series, a fitness programs, software and related websites. In addition, to Be Alert Bert, Mr. Shergold created, produced and stars in Full Motion Fitness and 3-D Fitness Trainer, an exercise program.

Since 2003, Mr. Shergold serves as the CEO and Director under Smart Kids International Holdings, the holding company for Smart Kids intellectual property.

Mr. Shergold is solely responsible for production of all of the Company’s sublicensed intellectual property, including the Be Alert Bert series. He created each idea from inception, developed the characters, wrote the scripts, wrote the music, developed the storylines, and directed and produced the productions. As stated earlier in this prospectus, the source of all of our intellectual property is our founder, Richard Shergold who created all content.

Lisa Yakiwchuk
Administrative Officer, Secretary and Director

-     2003 – Present – Smart Kids Group Inc. - Administrative Officer, Secretary and Director

-     2003 – Present – Smart Kids International Holdings – Corporate Secretary/Director

-     2003 – Present – TKS Administration Services – Self-employed

-     2004 – Present – Alberta Children and Youth Services – Executive Division

Ms. Yakiwchuk has been in the executive administration field for over 24 years. Ms. Yakiwchuk has served over 18 years in public provincial government administration. As a previous Supervisor of Administration, she oversaw 11 employees in the social services sector, working with child welfare, children with disabilities and foster homes.

Kelly Kot
Director

-	2003 – Present – Smart Kids Group Inc. – Director

-	2003 – Present – Smart kids International Holdings – Director

-	1981 – Present – Edmonton General Hospital – Professional Power Engineer

Mr. Kot fosters strong ties with the community and has assisted with numerous non-profit volunteer fundraisers. Mr. Kot is a Real Estate entrepreneur and purchases, renovates and reestablishes homes.

Family Relationships amongst Directors and Officers:

Richard Shergold, the Chief Executive Officer and Chairman of the Company, and Lisa Yakiwchuk, the Administrative Officer, Secretary and Director of the Company, are cousins. Other than the foregoing, there are no family relationships between the officers and directors of the Company.

Involvement in Certain Legal Proceedings

None of the executive officers of the Company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the United States Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

Information Concerning Non-Director Executive Officers

We currently have no executive officers serving who are non-directors.

DIRECTOR AND OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for: (i) each person who served as the chief executive officer of our company at any time during the year ended June 30, 2009, regardless of compensation level, and (ii) each of our other executive officers, other than the chief executive officer, serving as an executive officer at any time during 2008. The foregoing persons are collectively referred to herein as the “Named Executive Officers.” Compensation information is shown for fiscal years 2009 and 2008.

Name/Principal Position	Year Ended June 30,	Salary(1)	All Other Compensation		Total
Richard Shergold
	2009	$100,000	$0		$100,000
Chief Executive Officer, President and Chairman	2008	$100,000	$837	(2)	$100,837

Paul Andrew Ruppanner
Former Chief Executive Officer, President and Director	2009	$100,000	$0		$100,000
	2008	$100,000	$0		$100,000

(1)
Salaries have not been paid as of the fiscal year ended June 30, 2009. As of March 31, 2010, we incurred $1,403,850 in accrued compensation, consisting of payments due under employment agreements along with the related employment taxes, consulting agreements and operating expenses. Such expenses have been booked as due to related parties on the Company’s balance sheet.

(2)	Reimbursement for office and administration expenses.

No stock options have been granted to the Company’s officers and directors and none are issued or outstanding.

Employment Agreements

Mr. Shergold:

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Shergold at an annual salary as of $100,000, payable in equal monthly installments. The employment agreement provides that Mr. Shergold’s base salary will escalate to $120,000 per year when the business cash flow permits and with the approval to the Board of Directors. Mr. Shergold’s base salary is subject to annual review by the Board of the Directors of the Company on or about each January 1st thereafter as long as the employment agreement is in effect. There are no additional payments due to Mr. Shergold for work performed prior to the date of the employment agreement. Pursuant to the employment agreement, the Company provides Mr. Shergold $1,000 a month to cover general personal operating expenses and to reimburse Mr. Shergold for other documented and itemized business expenses for all reasonable travel, entertainment and other expenses in excess of the prior $1,000 consistent with expense reimbursement policies adopted by the Board of Directors of the Company. The Company has determined that 100% of Mr. Shergold’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998. The term of Mr. Shergold’s employment agreement is indefinite and may be terminated by the Company for Cause (as defined in the employment agreement) or by Mr. Shergold upon 30 days prior written notice or in the event of Mr. Shergold’s death or permanent disability.

Ms. Yakiwchuk:

Effective December 31, 2007, the Company entered into an employment agreement with Lisa Yakiwchuk, the Administrative Officer and Secretary of the Company. She is to receive annual compensation of $120,000. The Company intends to accrue this amount along with the other payments required under the other employment agreements and the advisory agreement. The Company has determined that 100% of the Secretary time is spent on corporate and administrative matters and all costs are expensed in the current period as incurred.

Both Mr. Shergold and Mr. Ruppanner engage in software development. Mr. Shergold spends 100% of his time on such activities. Mr. Ruppanner spends approximately 50% of his time on software development, and the rest of his time is spent developing the Company’s business infrastructure. Ideally, we would prefer that our Officers and Directors devote the majority of their time on business operations, while hiring full-time employees to focus on software development. However, due to the fact that we have very little cash on hand, and have no revenues or profits to date, we must rely on Mr. Shergold and Mr. Ruppanner to engage in dual functions until such a time that we can expend funds to hire software development personnel or outsource such functions.

Significant Employees

We have no significant employees other than our executive officers and directors named in this prospectus. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board of Directors

Our audit committee presently consists of our directors. Our board does not have compensation, governance, nominating or executive committees or any other committees. Our entire board serves in such capacities until their respective successors are elected and qualified.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our officers and directors serves in all the above capacities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock As of the date of this prospectus by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

Name and Address of Beneficial Holder	Title	Shares of Common Stock		Percentage of Common Stock (1)
Richard Shergold 9768-170 Street, Suite 542, Edmonton, Alberta T5T5L4	Chief Executive Officer, President, Chief Creative Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	90,000,000		69.04%

Paul Andrew Ruppanner 44 Coyote Mountain Rd. Santa Fe, New Mexico 87505	Former Chief Executive Officer, President and Director	10,000,000	(2)	7.67%

Lisa Yakiwchuk 18012-73 Avenue Edmonton, Alberta T5T3K3	Administrative Officer and Director	1,000,000		* %

Kelly Kot 7508-75 Street Edmonton, Alberta T6C2E8	Director	1,600,000		1.23%

All executive officers and directors as a group (3 persons)	—	92,600,000		71.04%

*Less than 1%.

Notes:

(1)
Applicable percentage of ownership is based on 130,358,000 shares of common stock issued and outstanding. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)	Shares held by the Ruppanner Family Trust of which Paul Andrew Ruppanner has voting and dispositive control. Mr. Ruppanner no longer serves as an officer, director or employee of the Company.

DESCRIPTION OF SECURITIES

General

Under our Certificate of Incorporation, we are authorized to issue an aggregate of 400,000,000 shares of common stock, par value $0.0001 per share, and no shares of preferred stock. As of the date hereof, 130,358,000 shares of our common stock are issued and outstanding, and there are approximately 131 holders of record of our Common Stock.

Common Stock

Pursuant to our bylaws, our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive, on a pro rata basis, all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), on a pro rata basis.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Market for Common Stock

Our common stock is quoted on the OTC Bulletin Board under the symbol, “SGKP.” The market for our common stock has been sporadic.

Dividend Policy

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. Our Board periodically will reevaluate this dividend policy taking into account our operating results, capital needs, and the terms of our existing financing arrangements and other factors.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We do not have a stock option plan in place nor are there any outstanding exercisable for shares of our common stock.

Issuance of SKGP Common Stock to the former shareholders of Be Alert Bert Holdings, Inc.

In connection with the dissolution of Be Alert Bert Holdings, Inc. (“Bert Holdings”) in 2003, in 2005, we issued shares of SKGP common stock to the former shareholders of Bert Holdings. An aggregate of 1,065,000 shares of Common Stock were issued to approximately 48 people. Bert Holdings was not affiliated with our Company. Our Company’s founder, Mr. Shergold, was the former President and CEO of Bert Holdings. Bert Holdings filed for bankruptcy and was dissolved in 2003. Upon its dissolution, Mr. Shergold transferred all of his intellectual property to Smart Kids International Holdings, Inc. (SKIH).

While under no legal obligation to do so, Mr. Shergold issued shares of SKGP to the former shareholders of Bert Holdings who had invested in Bert Holdings and subsequently lost their respective investments upon that Company’s bankruptcy and dissolution. This issuance of SKGP stock was not compelled by any legal action or legal requirement. Mr. Shergold issued the shares to the respective recipients in an amount as determined in his sole discretion, not based upon the recipient’s former interest in Bert Holdings.

The Company issued these securities for past consideration under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Regulation S promulgated thereunder due to the fact that the issuance did not involve a public offering and the investors were non-US residents. As discussed above, an aggregate of 1,065,000 shares of Common Stock were issued to approximately 48 people for past consideration. The 48 recipients of SKGP common stock were investors and former shareholders of Bert Holdings who invested sums of money at the time of the formation of Bert Holdings which led to the subsequent development of Mr. Shergold’s Intellectual Property. While not compelled and under no legal requirement to do so, Mr. Shergold, in good faith, issued these shareholders their respective shares of common stock in SKGP in light of their initial investments in Bert Holdings.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The Sourlis Law Firm has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. The Sourlis Law Firm has consented to being named as an expert in our registration statement, of which this prospectus forms a part. The consent has been filed as an exhibit to the registration statement.

Conner & Associates, P.C., our certified public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports. Conner & Associates, P.C. has presented its report with respect to our audited financial statements. The report of Conner & Associates, P.C. is included in reliance upon their authority as experts in accounting and auditing. Their consent to being named as Experts is filed as Exhibit 23.1 to the Registration Statement of which this Prospectus is a part.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions and Corporate Transactions.”

DESCRIPTION OF OUR BUSINESS

Smart Kids Group, Inc. (throughout this prospectus referred to as the “Company,” “Smart Kids,” “Smart Kids Group,” “SKGP,” “we,” “us,” “our” and similar terms) is a development stage incorporated in the State of Florida on February 11, 2003. We currently have no assets other than our Sublicense Agreement with an affiliated company, Smart Kids International Holdings, Inc., an entity which is 100% owned by Richard Shergold, our Chief Creative Officer and Chairman. Under the Sublicense Agreement (which is described more fully below), we sublicense characters, copyrights, trademarks and internet domain names related to Be Alert Bert and other characters to promote educational and entertaining media products (Internet, DVD’s and other products) to children between the ages of six to twelve and which promote safety, health and fitness. Character based media products are referred to in this prospectus as “EDUtainment products.” The following is a description of the sublicensed characters:

1.	Be Alert Bert, a Bee (Main Character)
2.	Freddie the Firefly, a Firefly
3.	Be Aware Clare, a Bee
4.	Uncle Buzz, a Bee
5.	Betty Blue, a Butterfly
6.	Daisy, a Flower
7.	Otis Notice, an Owl

Pursuant to our sublicense discussed below, we sublicense The “Be Alert Bert” television series that is copyrighted and owned by Richard Shergold, and exclusively sublicensed, through SKIH, to our Company. The series consist of 31 episodes featuring “Bert the Bee” and music, and these episodes are available in both English and Spanish. Our Company intends to generate revenue from this series through licensed sales to TV stations and sales to the public via e-commerce sales from our upcoming Live at the Hive website discussed below. There are currently no revenues being generated by this television series because the licensing revenue was paid up front and the contract term is still active. License renewals are expected to begin in mid-2010. The Company anticipates that any renewed licenses will be for a one-time fee. The Company does not yet know what such renewal fees will be and will depend on various factors, including competition and licensees’ economic budgets.

We plan to use child-oriented characters and products as a common theme to develop a children’s website, “Live at the Hive” (www.liveatthehive.com), which we intend to launch in the Third Quarter of 2009 contingent upon our ability to obtain sufficient financing. Through this membership website, we intend to offer for sale, videos, music, books and other Intellectual Property content that we sublicense as well as new content and merchandise which we intend to develop and own. We anticipate that we will require approximately $2 million to complete and launch and market this website. While no arrangements have been made, we intend to obtain the necessary financing for this project through the sale of equity securities in the near future. We also plan to develop a character based children’s TV series for release in 2011, entitled “The Adventures of Bert and Clare”. We anticipate that we will require approximately $9 million to complete and launch and market this new TV Series.

Quality Control

The Company will have complete control and approval of any and all content it delivers to the public and particularly on its website. The Company plans to assemble a Board of Advisors from related content fields (such as teachers, counselors and parents) and as well as staff professionals from appropriate disciplines. The Company plans to initially invite a group of six (two teachers of 6-12 year olds; two parents of 6 to 12 year olds and two school counselors of 6 to 12 year olds) to serve on the Board of Advisors on a voluntary basis for no compensation other than a set of DVD’s produced from the Be Alert Bert TV series. The initial Board of Advisors will be requested to advise the Company on their recommended composition of a permanent Advisory Board and the specific skill sets the company should consider when hiring permanent professional staff. We anticipate that we will be required to compensate the permanent Advisory Board, however no such compensation arrangements have been planned to date. It is intended that such advisors will be compensated in the form of cash, equity, equity options, or some mix of the aforementioned. As mentioned however, no such plans have been formalized by the Company. Our Board of Directors will hold a meeting to discuss this Advisory Board’s compensation immediately prior to the permanent Advisory Board’s formation in the future.

The Company has no specific plans in place regarding the types of professional skills it will acquire for staff at this time and will utilize the advice proffered by the initial Advisory Board to make those decisions. Our quality control process is predicated on a policy that requires all content to be reviewed and approved first by our staff, and finally to be reviewed and approved by Richard Shergold, our CEO.

To date, no such Board of Advisors has been assembled by the Company. We anticipate that our quality control procedures will be in full effect to coincide with the launching of our website to ensure that all displayed content is age appropriate and safe for children’s viewing.

Intellectual Property

As of this filing, we own no Intellectual Property (“IP”) but instead sublicense children oriented characters and products from Smart Kids International Holdings, Inc. (SKIH) pursuant to an exclusive sublicense, dated June 20, 2005 (the “Sublicense Agreement”). SKIH licenses such intellectual property assets directly from Mr. Shergold, our  Chairman, the owner of all the intellectual property. Mr. Shergold is sole stockholder of SKIH and the Chairman, CCO and majority stockholder of our Company.

The term of the Sublicense Agreement is 25 years, commencing on June 20, 2005. We also have the option during the initial term of the Agreement to extend the Sublicense Agreement in perpetuity. The royalty fee of the Sublicense Agreement is $5,000 per month during the initial and extended terms of the Sublicense Agreement. SKIH has the right to terminate, if not otherwise cured within 45 days after notice, the Sublicense Agreement in the event we become insolvent, file bankruptcy proceedings either voluntary or involuntary, abandon the sublicense, assign the sublicense without SKIH’s written consent, failure to observe or perform any of our obligations under the Sublicense Agreement, or if there is a change of control of our Company. Upon the expiration or termination of the Sublicense Agreement, we have the right to sell any licensed products on hand as of the expiration date or termination of the Sublicense Agreement subject to the payment of royalties to SKIH, if applicable.

The Sublicense is exclusive to our Company and enables us to use the trademarks, domain names and copyrights, concepts and characters in connection with the manufacture, distribution, sale, global advertisement, and otherwise ability to profit from the products relating to such IP. Our sublicense also permits our Company to create new stories and products from the existing characters and intellectual property which we sublicense from SKIH, and permits our Company to license and otherwise profit from those newly created stories and products. All newly created stories and products generated from the existing SKIH IP shall be owned by our Company, Smart Kids Group, Inc., without any additional payment owed to SKIH aside from the sublicensing fee of $5,000.

All products and intellectual property developed by the Company will remain the property of the Company, with no alteration to the existing annual sublicense fee of $5,000 per month paid to Mr. Shergold.

Currently Sublicensed Intellectual Property:

Copyrighted Characters:

1.	Be Alert Bert, a Bee (Main Character)
2.	Freddie the Fly, a Firefly
3.	Uncle Buzz, a Bee
4.	Betty Blue Daisy, a Flower
5.	Otis Notice, an Owl

Copyrighted Television Titles:

1.	Be Alert Bert
2.	I’m Lost – What to Do When You Get Lost
3.	Bee People Smart
4.	Bee Thankful – A Special Episode
5.	BaBee – Babysitting Safety
6.	A Doggone Day – Animal Safety
7.	Watered Down – Bathtub/Shower Safety
8.	Fire, Fire – Fire Safety
9.	A Toy Bee – Putting Toys Away
10.	A Bee Thankful Day – The Pilot
11.	A Bee Stranger Day
12.	Don’t Bee Afraid – A Light Out Safety
13.	Bee Healthy Day –Dr.’s eating, etc.
14.	Bee Degrees – Hot Weather Safety
15.	Owl Through the Nite – Night Safety
16.	Hai-Ya! – Self Defense
17.	That’s Knife — Using Knives
18.	I’ve Got the Vapors – Toxic!
19.	A Bee Cycle Built for Two – Bike Safety
20.	A Bee Tempted Day – Peer Pressure
21.	An Electrical Buzz – Electrical Safety
22.	Scout Us Out – Camping Safety
23.	X Marks the Spot – Safety Signs
24.	Play it Safe – Playground Safety
25.	Safety Can Be Fun – Roller Blading, etc.
26.	A Bee Aware Day – Poison Safety
27.	Bee Cool Day – Cold Weather Safety
28.	Listen Up – Not Listening to Your Parents
29.	Beefoot in the Park – Footwear Safety
30.	The Adventures of Be Alert Bert & Be Aware Clare – Episodes
31.	The Healing Hand

Copyrighted Be Alert Bert’s Theme Songs:

1.	Episode 1 – The Shiver Song & The Turning Blue Blues
2.	Episode 2 – Be People Smart
3.	Episode 3 – Betty’s Lament
4.	Episode 4 – The Bathroom Scare
5.	Episode 5 – I Can Dance
6.	Episode 6 – Fire Fire
7.	Episode 7 – Poison!
8.	Episode 8 – Wear the Gear
9.	Episode 9 – Play It Safe
10.	Episode 10 – X-Flies Theme Song & The Signs Are Out There
11.	Episode 11 – Babee Brother

12.	Episode 12 – The Camping Song
13.	Episode 13 – Naming the Dog
14.	Episode 14 – Be Alert Bert Old Theme
15.	Episode 15 – E-Electricity
16.	Episode 16 – Peer Pressure
17.	Episode 17 – Protection
18.	Episode 18 – What You Can’t See
19.	Episode 19 – That’s Knife
20.	Episode 20 – Bee Hive Kung –Fu Fighter
21.	Episode 21 – Owl On the Prowl
22.	Episode 22 – I’m Proud of Bee-School
23.	Episode 23 – Health
24.	Episode 24 – When The Lights Go Out
25.	Episode 25 – Beefoot in the Park
26.	Episode 26 – Listen Up

Copyrighted Be Alert Bert CD Theme Songs:

1.	Protection
2.	Fire, Fire
3.	Look Both Ways
4.	Safety
5.	Password

Trademarked Material:

1.	Be Alert Bert
2.	Be Aware Clare & Design

Internet Domain Names planned for use:

1.	Smartkidsgroup.com – in use as the corporate website
2.	Liveatthehive.com – planned for development as the kids community site

Registered Internet Domain Names for potential future use: (None of these domain names are currently developed, in use or projected for any particular use).

We currently have 21 other domain names directly relating to our Intellectual Property reserved for future use and expansion of our web services. These domain names expire at various dates in 2010 and one in 2011.

Registered Intellectual Property

All copyrighted items owned by Mr. Shergold are registered in the United States and with similar governing agencies in Canada.

Mr. Shergold owns and has Trademarked Be Alert Bert™ with the United States Patent and Trademark Office.

Mr. Shergold owns and has Trademarked Be Aware Clare™ with the Canadian Patent and Trademark Office.

Character Based Merchandise:

All character images used in pictures, merchandise, etc., are used to produce merchandise under the sublicense with the Company. The merchandise assets have been developed and manufactured and are owned by the Company and intended to be available for sale once planned e-commerce capability is operational. The Be Alert Bert TV series and the associated characters were developed several years ago by our CEO and Founder, Mr. Shergold. At that time, he completed development and commenced production of the following Character Based Merchandise:

o	Bert the Bee Dolls
o	Bert the Bee Watches
o	Bert the Bee Storybooks
o	Logoed Nightlights
o	Logoed Bike Helmets

o	Logoed Back Packs
o	Logoed Lunch Boxes
o	Logoed Medical Kits

The Company plans to bid out new production in fourth quarter of 2010 to provide sufficient inventory to satisfy our planned e-commerce demand. There are no existing contracts for production of additional inventory or new merchandise at this time, and no manufacturers have been identified to date. We intend to sell our inventory of character-based merchandise exclusively through our website, until such time that we can launch kiosks and physical store locations, which is tentatively projected to begin after 2012.

Strategic Business Plan

Generating Revenue and Financing Plans for the Short-Term

In the short term, the Company plans to generate revenues and operating capital with three initiatives:

•	The sale of equity securities in the near future.
•
The licensing/re-licensing of the existing Be Alert Bert TV series to stations in North America that would prefer to pay versus barter for commercial time. The expected revenue from this initiative will not be significant.

•	Receipt of annual Live at the Hive website membership fees ($19.99 per family). The expected revenue from this initiative will not be significant in the first several months of operation.

Upon our registration statement being deemed effective by the SEC, and once our stock is publicly traded on the OTC Bulletin Board, we intend to conduct financing and raise operating capital for our intended plans of operations through the sales and issuances of our common stock. While no definitive arrangements have been made with respect to such financing, we intend to conduct a series of private offerings to accredited investors only (as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933) either through our officers or directors, or through the help of one or more placement agents. To date, no such placements agents have been identified, nor have any financing sources.

Obtaining short term operating capital through sales of our equity securities is vital for us to continue as a going concern. Should we fail in our efforts to attract investment in our Company, we will not be able to execute our business plan, and our operations will fail. Current obstacles we face to our financing plans include, but are not limited to, the current global economic crises and declining market for investment in the United States, the highly competitive market in which we operate, the lack of popularity and brand awareness of our products, the fact that we have never generated revenues and our products are not market tested, the large amount of debt we have incurred since inception, and the fact that our auditors have issued a going concern opinion in our last audited financial statements and we anticipate that they will be issuing a going concern opinion in our upcoming audited financial statements. These factors, along with many others (See Risk Factors section) will render it completely difficult for us to attain financing in the near future.

Assuming sufficient capital funding as described above, the Company’s operational plans are based on a planned two stage growth strategy:

•	Phase 1 – Renew and Increase Licenses for the Existing Be Alert Bert TV Series by the year ended June 30, 2010
o
The Be Alert Bert TV series was created in 1991 by SKIH and is included in the Company’s sublicense with SKIH and is currently broadcasted on eleven stations in South America and Europe. SHIH owns the copyrights and the Company owns the TV series assets, The Company however is not currently receiving any revenue for such broadcastings as the revenue from the existing licensing was paid at the time of initial contracting on a one-time basis. This practice is standard in the industry and the Company does not foresee changes to this payment practice.

o
All existing licenses are due for renewal in mid-2009 and the Company has contacted the current licensees and has received verbal commitment that the licenses will be renewed. No renewals are currently contracted.

o	The Company intends to sell new Licenses initially throughout America and South America. However, no actions have taken place to date.
o	While the Company plans to receive licensing revenue for such future broadcasts, such licensing is not anticipated to generate a substantial amount of revenue for the Company.
o	The primary purpose of the Phase 1 licensing activities is to develop brand awareness and drive viewers to the Company’s community website for kids.
o
This licensing effort is an ongoing sales process by independent contractors with an estimated cost of $10,000 per month cost. It will begin at funding and continue for an initial projected timeframe of two years.

The Company has engaged independent contractors for the above licensing effort at an estimated cost of $10,000 per month. It will begin at funding and continue for an initial projected timeframe of two years.

•	Phase 2 – Develop and Launch ‘Live at the Hive,” a Community website for Kids
o
All “Live at the Hive” website features and functions represented in this filing are planned and not developed. The Company has completed the plans by documenting our functional requirements for the site in a typewritten list and reviewed them with two potential website development companies for them to assess efficacy. The site has been planned with functional requirements completed by our management team in preparation for development and launch, which is contingent upon financing. It is our intention to obtain the necessary financing for completing and launching the “Live at the Hive” website through the sale of equity securities in the near future. Functional requirements include identification and documentation of key site technology components. Similar to an architect’s plans for constructing buildings, functional requirements are the components desired in the construction of a website

o
“Live at the Hive” is planned to be a 3D animated membership website based on Bert the Bee and other characters and is planned to be the Company’s primary revenue producer. Please note that all website features and functions discussed in this section with respect to “Live at the Hive” are planned and have not been developed. Although in perpetual development, once launched, the “Live at the Hive” membership website is anticipated to generate sign-up revenue immediately upon release. The rate of membership sign-ups may also be slow in the first months because of the optional 30 day trial period and the time it could take for our Internet marketing initiatives to take effect. We believe that the primary catalyst for website visits and memberships will be the “re-release” of our TV series Be Alert Bert at the completion of Phase 1. While we anticipate that we will gain website membership revenues upon the website’s launch, we face many obstacles for attaining revenues, included but not limited to the fact that our marketing initiatives are not in place, and we have relatively no brand recognition to date.

o	The membership fee is anticipated to be $29.99 per family/per year. Revenue from this source will provide short term operating funds for the company.
o	The site is planned to contain the following major features:
▪
Planned as a ‘hive’, that members will ‘buzz through’, the site is planned to have separate hive sections dedicated to health, safety, education and fitness that we intend to be sponsored by corporations. For example, we will attempt to locate sponsorships for the fitness section by a sporting equipment manufacturer or retailer. Currently, the Company has no contracts or agreements with any corporate sponsor, nor have any sponsors been contacted in these respects.

▪
Sponsoring corporations will pay an annual fee for the branding rights to their sections. This fee structure is currently under development and we anticipate such fees will be subject to negotiation. The company will have complete control and approval of any and all content on its site. Sponsoring corporations are anticipated to pay an annual fee for the branding rights to their sections. Branding rights will include a sponsor identification banner (e.g. “This section of the website is sponsored by XXXX”) which will appear at the top right corner of the display as long as the visitor is within the sponsor’s area of the site. This is similar to major corporations sponsoring athletic stadiums; they will benefit by association with a company dedicated to helping kids. All site content will be Company produced. There will be no ‘sponsor developed’ content and only their name/logo will appear on their sponsored section. The sponsor will review and approve company content that is displayed in their sponsored section; for example if a major retailer such as Target sponsored the safety section of the site, the content would be several TV shows showcasing safety such as: ‘Don’t get in a Car with a Stranger, etc. No Target products or commercials would be displayed.

▪
The Company plans to assemble a Board of Advisors from related content fields (such as teachers, counselors and parents) and as well as staff professionals from appropriate disciplines to review and approve all content planned by sponsors for the site. Our quality control process is predicated on a policy that requires all content to be reviewed and approved first by our staff, and finally to be reviewed and approved by Richard Shergold, our CEO. To date, no such Board of Advisors has been assembled by the Company. We anticipate that our quality control procedures will be in full effect to coincide with the sponsorships we host on the website to ensure that all displayed content is age appropriate and safe for children’s viewing.

▪	“Live at the Hive” is planned to have sections for members to visit for character based games, video clips and other Edutainment content.
▪
The site is planned to have a secure social networking component, such as offered by Face Book for its members; however it is planned to have strict parental control features including monthly reporting to parents of site activity.

▪
E-commerce functionality is planned on the site to facilitate purchase of digital media and character based merchandise. The Company currently has five songs, thirty-one Spanish videos and thirty-one English videos that it plans to sell via digital download to members. Mr. Shergold is and will be the source of all music and video content. The amount of revenue projected to be gained from e-commerce sales from our Live at the Hive website is not planned to be significant until 3Q 2010. Our Company’s management has made assumptions, based upon their years of collective experience that brand recognition and membership levels will not be sufficient to support significant merchandise sales from our website until 1Q11. This is just an approximation. The Company will begin to offer some character based merchandise for sale in 4Q10, and the Company will develop and produce additional merchandise items in 1Q11 to prepare for offering what will become its full line of character based merchandise to be launched in 2Q11.

All “Live at the Hive” website features and functions represented in this filing are planned and not developed. The Company has completed the plans by documenting our functional requirements for the site and reviewed them with two potential website development companies for them to assess efficacy. These website development companies agree that our desired functionality and statement of requirements can be accomplished with our existing website development tools.

SUMMARY OF PRODUCT DEVELOPMENT
(Fiscal Year Ends June 30th)

For over three years we have developed and refined our business plan through internal meetings and external discussions with consultants and representative vendors. We have made numerous preliminary, but non-contractual vendor contacts in all areas of its business to ensure rapid deployment of its operational strategy upon effectiveness of our Registration Statement; because execution of the plan is dependent on raising sufficient capital for successful implementation. We plan to raise capital primarily through the public equity markets,

The Company has also interviewed potential staff, but has made no hiring offers. We have considered potential office locations, but have made no contractual offers. We have interviewed representative vendors in the manufacturing, franchising, web development, TV series production and have made no contractual agreements and in addition have made other similar contacts with marketing and sales resources for potential future use. Company operations are essentially frozen until effectiveness of our Registration Statement; is granted and the funding process begins.

The following is described against a timeline that is not date specific:

Produce Commercials
We plan to exchange (barter) placement of our Be Alive Bert TV series with networks and local stations that do not choose to license the Be Alert Bert TV Series; for commercial time in which we will run ads to attract visitors to our website. Richard Shergold has extensive experience with the barter process because it is a common practice in the TV industry. The Company’s commercials (currently planned at 4) will be produced from existing Be Alert Bert TV series footage. They will be developed and edited by Richard Shergold. The commercials will then be provided to our future sales team to use in their licensing sales meetings with TV stations/outlets.

Character based Merchandise
The Company plans to bid out new production in 4Q10 to provide sufficient inventory to satisfy our planned e-commerce demand. The bid out process will be to solicit competitive bids for manufacture and delivery of the current list of character based merchandise from 3-5 potential manufacturing vendors. The company will then consider the bids and select a vendor based on elements such as business record, product quality, price and delivery speed. There are no existing contracts for production of additional inventory or new merchandise at this time, and no manufacturers have been identified to date. This initial character based merchandise is for e-commerce sale from our Live at the Hive website.

Kiosks and Stores (Strategic Plans for 2012 and 2013)
The Company does have strategic plans (forecasted for 2012) to be implemented after appropriate (management believes 24 months will be appropriate) time has elapsed from the Live at the Hive website launch for the market to have sufficient brand recognition of Bert the Bee family of characters; to franchise mall based kiosks to sell character based merchandise in a direct retail manner. In addition, the Company has strategic plans (forecasted for 2013) to franchise retail stores to sell character based merchandise in a direct retail manner. Existing character based merchandise exists in small amounts as noted, and potential new character based merchandise has been planned, but no contracts for additional manufacture have been made to date. Implementation of these strategies will require contracting for additional character based merchandise inventory.

Launch Initial kids Website/Build out Kids Website
Live at the Hive is our community website and it will be launched within 2 months of funding. The company has plans to add additional features to the site, over time, to enhance the freshness and value of the site. We look at this as site improvement which will be an ongoing process. It is our plan to start the addition (Build out) of additional features to the site four months after funding. The Build Out process will continue indefinitely as new technology becomes available and our members request new features.

Corporate Sponsorship
Our Company’s plan to attain sponsorships from major corporate entities is through contact and discussions by our management. There will be no employees (other than the executive team) or independent contractors involved in sales to corporate sponsors. We believe that our core strategy in this respect is to pitch our products’ central theme to potential sponsors, which provides appeal by allowing them to support a cause aimed to improve the health, education and safety of our children. We believe that many corporations will want to be associated with our Company’s general mission.

Sponsoring corporations will pay an annual fee for the branding rights to their sections. This fee structure is currently under development and we anticipate such fees will be subject to negotiation. The Company will have complete control and approval of any and all content on its site. Sponsoring corporations are anticipated to pay an annual fee for the branding rights to their sections. Branding rights will include a sponsor identification banner (e.g. “This section of the website is sponsored by XXXX”) which will appear at the top right-corner of the display as long as the visitor is within the sponsor’s area of the site. This is similar to major corporations sponsoring athletic stadiums; they will benefit by association with a company dedicated to helping kids. All site content will be Company produced. There will be no ‘sponsor developed’ content and only their name/logo will appear on their sponsored section. The sponsor will review and approve company content that is displayed in their sponsored section; for example if a major retailer such as Target sponsored the safety section of the site, the content would be several TV shows showcasing safety such as: ‘Don’t get in a Car with a Stranger, etc. No sponsor products or commercials would be displayed.

Profitability

We do not expect to become profitable for a minimum of 12-24 months, if at all. Our management is of the opinion that we require $12 million dollars, as noted in the chart above, to carry out our business plan and operational strategies, and even if we obtain such financing, there is still no assurance that we will become profitable. As of the date of this prospectus, we have not identified any sources for financing.

Status of any publicly announced new Product or Service

No new product has recently been publicly announced.

Competitive business conditions, the Issuer's competitive position in the industry, and methods of competition

There are also many independent product development firms with which the Company competes. Many of these companies have substantially greater resources than the Company and represent properties which have been commercially successful for longer periods than the Properties represented by the Company. The Company believes it would be relatively easy for a potential competitor to enter its market in light of the relatively small investment required to commence operations as a merchandising agent.

Sources and Availability of raw materials and the names of principal suppliers

Our products do not require the consumption of raw materials.

Dependence on one or a few customers

We plan to market our products through distribution networks that aim to reach a vast internet and TV audience nationwide. We do not anticipate that we will depend on one or few customers.

Seasonality

We do not believe the television series is seasonal. However, we do believe that in the future when we begin merchandise sales it will increase during the holiday season when gifts are traditionally given to children.

Government Approval

There are currently no regulations governing our products or services.

Employees

Aside from the Officers and Directors as described in this prospectus, the Company does not have any other employees.

DESCRIPTION OF PROPERTIES

The Company maintains its principal executive office space at the residence of Richard Shergold, the  Company’s Chief Executive Officer, President, Chief Creative Officer and Chairman, located at 9768-170 Street, Suite 542, Edmonton, Alberta T5T5L4 at no cost. We believe that our office space is sufficient to meet our present needs.

LEGAL PROCEEDINGS

During the past five years no director or executive officer of the company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the United States Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law. The Company nor its officers or directors are not parties to any legal proceedings and are not aware of any pending claims.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion together with "Selected Historical Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Forward Looking Statements

Some of the information in this section contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Unless stated otherwise, the words “we,” “us,” “our,” “the Company” or “SKGP” in this prospectus collectively refers to the Company.

Business Overview

General

Smart Kids Group, Inc. (throughout this report referred to as “we,” “us,” “the Company,” “Smart Kids Group” or “SKGP”) is a development stage corporation incorporated in the State of Florida on February 11, 2003. Since inception, we have not generated any revenues, and from inception to March 31, 2010, we have incurred a net loss of $1,664,469. As of March 31, 2010, we have 48,060 in cash-on-hand to fund our operations. In their report included in their audit for fiscal years ended June 30, 2009 and 2008, our auditors expressed substantial doubt as to our ability to continue as a going concern.

Through a sublicense agreement with our Chief Development Officer Richard Shergold’s company, Smart Kids International Holdings (“SKIH”), which is not affiliated with our Company, we sublicense characters, copyrights, trademarks and internet domain names related to Be Alert Bert and other characters to promote educational and entertaining media products (which include videos, music and books utilizing ‘Be Alert Bert’ characters) to children between the ages of six to twelve and which promote safety, health and fitness. The ‘Be Alert Bert’ characters and related media are targeted to entertain and educate children ranging from the ages six through twelve years old with a particular focus on children’s personal safety and related issues. Our products are sometimes referred to in this report as “EDUtainment products.” EDUtainment is a genre of children’s products that serve to educate as well as entertain children.

The following is a short list of our sublicensed characters, described in greater detail in our annual report on Form 10-K previously filed with the SEC:

1.	Be Alert Bert, a Bee (Main Character)
2.	Freddie the Firefly, a Firefly
3.	Be Aware Clare, a Bee
4.	Uncle Buzz, a Bee
5.	Betty Blue, a Butterfly
6.	Daisy, a Flower
7.	Otis Notice, an owl

Pursuant to our sublicense agreement, we sublicense the “Be Alert Bert” television series that is copyrighted and owned by Richard Shergold, and exclusively sublicensed, through SKIH, to our Company. The series consist of 31 episodes featuring “Bert the Bee” and music, and these episodes are available in both English and Spanish. Our Company intends to generate revenue from this series through licensing contracts to TV stations and sales to the public via e-commerce sales from our upcoming “Live at the Hive” website discussed below. There are currently no residual revenues being generated by this television series because the licensing fees were paid up front on a one-time, flat-fee basis, and the contract term is still active.

Upon expiration of the existing terms pursuant to our outstanding licensing agreements with TV stations, we will attempt to renegotiate renewal agreements upon similar terms. License renewal negotiations are currently underway. The Company anticipates that any renewed licenses will be for a one-time fee.

We plan to use children-oriented characters and products as a common theme to develop our main children’s website, “Live at the Hive” (www.liveatthehive.com), which we intend to launch in early 2010 contingent upon our ability to obtain sufficient financing. The Company will charge an annual membership fee (after a 30 day trial period) which will provide customers with access to some of our content, and we intend to offer for sale our current line of videos, music, books and other Intellectual Property content that we sublicense, as well as new content and merchandise we intend to develop and own. The website membership fee is anticipated to be $19.99 per family/per year. Revenue from this source is intended to provide short term operating funds for the company. We anticipate that we will require approximately $2 million to complete, launch and properly market this website for the website to reach its anticipated potential. Obstacles to successful revenue generation which may prevent us from achieving our goals include lack of sufficient funding to build the planned website, general lack of discretionary spending by parents due to global economic difficulties and rejection of the benefits of the site by the target demographic.

All “Live at the Hive” website features and functions represented in this report are planned and not developed. The Company has completed the plans by documenting our functional requirements for the site in a typewritten list and reviewed them with two potential website development companies for them to assess efficacy. The site has been planned with functional requirements completed by our management team in preparation for development and launch, which is contingent upon financing. It is the Company’s intention to obtain the necessary financing for completing and launching the “Live at the Hive” website through the sale of equity securities in the near future. Functional requirements include identification and documentation of key site technology components. Functional requirements are the components desired in the construction of a website. Management has considered what capabilities they plan to implement in the website (e.g. downloading videos or sending an e-mail) and have incorporated their decisions into a plan which was communicated to a website developer in the form of “key site technology components”. Representative components are:

•	Access and Security requirements
o	Including child usage tracking and parental reporting
o
Access prevention to block Denial of Service attacks which are malicious actions taken by hackers sending a high volume of messages to your website that overwhelm your website’s capacity, thereby preventing access by anyone legitimately trying to use the website. We plan to utilize software technology that only allows registered (legitimate) users to access the site

o	Mobile access
o	Etc.
•	Data base requirements
o	Includes multiple databases for communications and control
o
Data mining which is designing a database of users to facilitate access to sort the information by category (e.g. all registered users from Kansas). The resultant answer has been selected (‘mined’) from the total database.

o	Data base management
o	Etc.
•	E-Commerce requirements
o	Multi-currency
o	Inventory management/tracking
o	Distribution

The growth and development of our business will require a significant amount of additional working capital. We currently have limited financial resources and based on our current operating plan, we will need to raise additional capital in order to continue as a going concern. Upon the obtainment of additional funds, we also plan to develop a character based children’s TV series for release in late 2010 or early 2011 entitled “The Adventures of Bert and Claire”. We anticipate that we will require approximately $9 million to complete and launch and market this new TV Series.

Strategic Business Plan

Generating Revenue and Financing Plans for the Short-Term

In the short term, the Company plans to generate revenues and operating capital with three initiatives:

•	The sale of equity securities.
•	The licensing/re-licensing of the existing Be Alert Bert TV series to stations in North America.
•	Receipt of annual Live at the Hive website membership fees ($19.99 per family).

We intend to conduct financing and raise operating capital for our intended plans of operations through the sales and issuances of our common stock. We intend to conduct a series of private offerings to accredited investors only (as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933) either through our officers or directors, or through the help of one or more placement agents.

Obtaining short term operating capital through sales of our equity securities is vital for us to continue as a going concern. Should we fail in our efforts to attract investment in our Company, we will not be able to execute our business plan, and our operations will fail. Current obstacles we face to our financing plans include, but are not limited to, the current global economic crises and declining market for investment in the United States, the highly competitive market in which we operate, the lack of popularity and brand awareness of our products, the fact that we have never generated revenues and our products are not market tested, the large amount of debt we have incurred since inception, and the fact that our auditors have issued a going concern opinion in our last audited financial statements and we anticipate that they will be issuing a going concern opinion in our upcoming audited financial statements.

August 2009 Private Placement Offering of Equity Securities

Commencing August 1, 2009, the Company initiated an offering of 6,250,000 Shares of its restricted Common Stock at a purchase price of $0.08 per share, for a total offering amount of up to $500,000. The Company intends to sell the shares on a best efforts basis, with its officers and directors conducting all of the sales efforts. These securities are to be issued under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) and Regulation S promulgated thereunder due to the fact that the issuances will not involve a public offering and only non-US residents will be purchasing the common stock.

The issuances of restricted common stock made by the Company to date, pursuant to this Private Offering are as follows:

•	During the nine months ended March 31, 2010, the Company issued 2,925,000 restricted shares of common stock for total cash consideration of $234,000.

GOING CONCERN

The financial statements included in this Quarterly Report have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying financial statements, the Company incurred a net loss of $575,725 for the nine months ended March 31, 2010 and as of March 31, 2010 had an accumulated deficit of $1,664,469. Management’s plans include the raising of capital through the equity markets to fund future operations, seeking additional acquisitions, and generating of revenue through its business. However, even if the Company does raise sufficient capital to support its operating expenses and generate adequate revenues, there can be no assurances that the revenue will be sufficient to enable it to develop business to a level where it will generate profits and positive cash flows from operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

There is substantial doubt about our ability to continue as a going concern.

We have financed our operations to date from loans and the sale of equity securities. Our total current assets at March 31, 2010 were $940,984, compared to $835,172 at June 30, 2009. Total current assets consist of cash on hand and prepaid expenses. As of March 31, 2010, our cash on hand was $48,060 compared to $78 as of June 30, 2009. At March 31, 2010, our accounts receivable were $0.00, compared to $0.00 at June 30, 2009, and we have not generated any revenue as of the date of this report since our inception.

We have financed our operations to date from loans and the sale of equity securities and will continue to depend on such to fund our operations for the next 12 months.

The following is a summary of the Company's cash flows from operating, investing, and financing activities:

	For the Nine Months Ended
	March 31, 2010	March 31, 2009
Net Cash (Used in) Provided by Operating Activities	$(134,018)	126,176

Net Cash Used In Investing Activities	$(58,000)	(129,000)

Net Cash Provided by (Used In) Financing Activities	$240,000	(5,682)

Effect of Exchange Rate on Cash	$—	—

Net Effect on Cash	$—	—

Cash at Beginning of Period	$78	8,986

Cash End of Period	$48,060	479

The following table sets forth the
Company’s contractual obligations:

Contractual Obligations	Payment by Period
	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Obligations	$					-
Capital Obligations		—	—	—	—	—
Operating Lease Obligations		—	—	—	—	—
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP		—	—	—	—	—
Total		$-	-	-	-	-

Results of Operations

As of March 31, 2010, our cash on hand was $48,060, compared to $78 as of June 30, 2009. This increase was due to sale of the Company’s restricted common stock.

As of March 31, 2010, our total assets were $940,984, compared to $835,172 as of June 30, 2009. This increase was primarily due to the increased capitalization of software development costs and an increase in cash of approximately $48,000.

As of March 31, 2010, our total current liabilities were $1,742,570 compared to $1,718,882 as of June 30, 2009. This increase was nominal, however total current liabilities are comprised of accounts payable (trade) of $332,651 as of March 31, 2010, compared to $333,039 as of June 30, 2009 and amounts due to related parties of $1,403,850 as of March 31, 2010, compared to $1,251,243 at June 30, 2009. In March 2010, the Company secured $6,000 in debt financing from an unrelated party.

Total Stockholders’ Deficit. Our stockholders’ deficit was $801,586 as of March 31, 2010 compared to $883,710 as of June 30, 2009.

Accounts Payable and Accrued Expenses. As of March 31, 2010, the Company incurred $332,651 in accounts payable. The accounts payable primarily consist of consulting fees, audit and legal fees as an SEC reporting company and operating expenses.

Due to Related Parties. As of March 31, 2010 (since inception), the Company has incurred $1,403,850 in amounts Due to Related Parties. The amount due to related parties consists of the payments due under employment agreements to the officers of the Company along with the related United States employment taxes, license agreement and unreimbursed operating expenses incurred by Richard Shergold, our President, Chief Executive Officer, Chief Creative Officer, Chairman and majority shareholder.

During the nine months ended March 31, 2010, the Company issued 2,925,000 restricted shares of common stock for total cash consideration of $234,000.

These securities were issued under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) and Regulation S promulgated thereunder due to the fact that the issuance did not involve a public offering and the investors were non-US residents.

Three months Ended March 31, 2010 Compared to Three months Ended March 31, 2009

Revenues. We had no revenues for the three months ended March 31, 2010. To date, we have not attained any revenues.

Net Loss. We had a net loss of $53,735 for the three months ended March 31, 2010 compared to $105,350 for the three months ended March 31, 2009. This decrease was primarily due to a decrease in the amount of incurred legal and professional fees, and officers’ compensation.

Operating expenses. Our operating expenses include website maintenance fees, salaries and wages, general and administrative expenses, legal and professional fees. Our total operating expenses decreased from $105,293 for the three months ended March 31, 2009 to $53,609 for the three months ended March 31, 2010. This was primarily due to a decrease in general and administrative expenses from $47,620 to $13,560, and the Company’s decision to suspend the accrual of all executive management salaries as of January 1, 2010, which resulted in a decrease in salaries and wages from $21,000 as of March 31, 2009 to $0 as of March 31, 2010 when comparing the respective time periods.

Nine months Ended March 31, 2010 Compared to Nine months Ended March 31, 2009

Revenues. We had no revenues for the nine months ended March 31, 2010. To date, we have not attained any revenues.

Net Loss. We had a net loss of $575,725 for the nine months ended March 31, 2010 compared to $305,354 for the nine months ended March 31, 2009. This increase was primarily due to an increase in the amount of incurred legal and professional fees, officers’ compensation, and stock issued for past consideration.

Operating expenses. Our operating expenses include website maintenance fees, salaries and wages, general and administrative expenses, legal and professional fees. Our total operating expenses increased from $305,184 for the nine months ended March 31, 2009 to $575,486 for the nine months ended March 31, 2010. This increase was primarily due to an increase in salaries and wages from $137,200 as of March 31, 2009 to $151,196 as of March 31, 2010, an increase in general and administrative expenses from $49,574 as of March 31, 2009 to $58,130 as of March 31, 2010, and an increase in stock issued for past consideration from $0 as of March 31, 2009 to $254,250 as of March 31, 2010.

As mentioned above, in an effort to reduce our net loss and total liabilities, the Company decided to suspend the accrual of all executive management salaries as of January 1, 2010 for the foreseeable future.

Liquidity and Capital Resources

Cash Balance. As of March 31, 2010, we had $48,060 in cash on-hand. In connection with their audit of our 2009 financial statements, our independent auditors have expressed their substantial doubt as to our ability to continue as a going concern.

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

As reflected in the accompanying interim financial statements, the Company experienced a net loss of $53,735 and $575,725 for the three and nine months ended March 31, 2010, respectively, along with an accumulated deficit during the Company’s development stage of $1,664,469 as of March 31, 2010.

Management believes that additional capital will be required to fund operations through the year ending June 30, 2010 and beyond, as it attempts to generate revenue, and develops new products. Management intends to raise capital through additional equity offerings. There can be no assurance that the Company will be successful in obtaining financing at the level needed or on terms acceptable to the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 14, 2009, the United States Securities and Exchange Commission declared our Registration Statement on Form S-1 effective pursuant to which we registered an aggregate of 20,198,500 shares of common stock held by the selling stockholders named therein. We did not receive any proceeds from any sales of the registered shares.

The Company’s operations are subject to certain additional risks and uncertainties including, among others, dependence on outside suppliers and manufacturers, competition, dependence on its exclusive license and relationship with the licensor, uncertainties regarding patents and proprietary rights, dependence on key personnel, and other business risks. In addition, there is no assurance, assuming the Company is successful in raising additional capital that the Company will be successful in achieving profitability or positive cash flow.

Revenue Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred.

Since inception of the business, February 11, 2003 and through March 31, 2010, the Company has not realized any revenue.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies & Estimates

The Company’s financial statements included herein were prepared in accordance with United States generally accepted accounting principles. Significant accounting policies are as follows:

a.	Use of Estimates

The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

c.	Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

d.	Fair Value of Financial Instruments

The carrying value of cash equivalents, software development costs, and accrued expenses approximates fair value.

e.	Revenue Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred. Since inception of the business, February 11, 2003, the Company has not realized any revenue.

f.	Software Development Costs

The Company accounts for its software development costs for its products in accordance with Statement of Position #98 issued by the AICPA in March 1998. As of March 31, 2010, the Company capitalized $882,200 for the costs incurred to-date. Management intends to amortize these costs over their estimated useful life when the Company realizes revenue.

New Accounting Pronouncements

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162,” (“SFAS 168”).  SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative generally accepted accounting principles (“GAAP”) for nongovernmental entities.  The Codification does not change GAAP. Instead, it takes the thousands of individual pronouncements that currently comprise GAAP and reorganizes them into approximately ninety accounting topics, and displays all topics using a consistent structure.  Contents in each topic are further organized first by subtopic, then section and finally paragraph. The paragraph level is the only level that contains substantive content. Citing particular content in the Codification involves specifying the unique numeric path to the content through the topic, subtopic, section and paragraph structure. FASB suggests that all citations begin with “FASB ASC,” where ASC stands for Accounting Standards Codification. Changes to the ASC subsequent to June 30, 2009 are referred to as Accounting Standards Updates (“ASU”).

In conjunction with the issuance of SFAS 168, the FASB also issued its first Accounting Standards Update No. 2009-1, “Topic 105 –Generally Accepted Accounting Principles” (“ASU 2009-1”) which includes SFAS 168 in its entirety as a transition to the ASC.

ASU 2009-1 is effective for interim and annual periods ending after September 15, 2009 and will not have an impact on the Company’s financial position or results of operations but will change the referencing system for accounting standards.

As of March 31, 2010, all citations to the various SFAS’ have been eliminated and will be replaced with FASB ASC as suggested by the FASB in future interim and annual financial statements.

The Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not anticipate adopting this pronouncement because the Company does not have nor expect to have in the foreseeable future any derivative instruments or hedging activities.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) changes the accounting for and reporting of business combination transactions in the following way: Recognition with certain exceptions, of 100% of the fair values of assets acquired, liabilities assumed, and non controlling interests of acquired businesses; measurement of all acquirer shares issued in consideration for a business combination at fair value on the acquisition date; recognition of contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings; recognition of pre-acquisition gain and loss contingencies at their acquisition date fair value; capitalization of in-process research and development (IPR&D) assets acquired at acquisition date fair value. Recognition of acquisition-related transaction costs as expense when incurred; recognition of acquisition-related restructuring cost accruals in acquisition accounting only if the criteria in Statement No. 146 are met as of the acquisition date; and recognition of changes in the acquirer’s income tax valuation allowance resulting from the business combination separately from the business combination as adjustments to income tax expense. SFAS No. 141(R) is effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption prohibited. The adoption of SFAS No. 141(R) will affect valuation of business acquisitions made in 2009 and forward.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without being required to apply complex hedge accounting provisions. FAS 159 is effective for fiscal years beginning after November 15, 2007, and the Company are currently evaluating the impact that FAS 159 will have on its financial position and results of operations once adopted.

 In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment and is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 had no impact on the Company’s financial statements for the year ended June 30, 2008.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value, expands disclosures about fair value measurements and is effective for fiscal years beginning after November 15, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Described below are transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets for the last three completed fiscal years, and in which any of our directors, nominee directors, executive officers, security holders who beneficially own 5% or more of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. We believe that terms of each transaction below were comparable to those obtainable from unaffiliated third parties.

All of the trademarks and work product that the Company currently works with is under an exclusive sublicense agreement with SKIH who licenses such Intellectual Property from Richard Shergold, the owner of all of the Intellectual Property for $5,000 per month plus royalties fees as described above.

Due to Related Parties

As of March 31, 2010 and June 30, 2009, the Company incurred due to related parties of $1,396,665 and $1,251,243, respectively. The due to related parties consists of the payments due under employment agreements to the officers of the Company along with the related United States employment taxes, license agreement and unreimbursed operating expenses incurred by the majority shareholder. The advances for unreimbursed operating expenses do not bear interest or any specific repayment terms.

	March 31, 2010 (unaudited)	June 30, 2009 (audited)

Employment contracts - officers	$1,190,812	$1,078,918
Licensing agreement	184,211	154,211
Unreimbursed expenses	28,827	18,114

Total due to related parties	$1,403,850	$1,251,243

Office Rent

The Company shares office space at the residence of the Chairman of the Board and Chief Creative Officer located in Edmonton, Canada at no cost. In addition, the Company shares office space at the residence of the President and Chief Executive Officer of the Company in Santé Fe, New Mexico at no cost.

Licensing Agreement

Mr. Richard Shergold, our Company’s Chief Development Officer and Chairman, is the sole Officer, Director and Shareholder of Smart Kids International Holdings, Inc. (“SKIH”). Pursuant to a licensing agreement dated June 20, 2005, Mr. Shergold licensed all of the intellectual property assets owned by Mr. Shergold to SKIH for a period of 25 years, subject to renewal and extension in perpetuity to be agreed upon by the parties at that later date. In a separate Sublicense Agreement between the Company and SKIH, SKIH granted a sublicense of the above-mentioned intellectual property assets to the Company on an exclusive basis. Pursuant to the terms of the Sublicense Agreement, the Company agreed to pay SKIH a licensing fee of $5,000 per month, where the Company received a world-wide exclusive royalty-free license to use the intellectual property assets in connection with the manufacture, distribution, sale and advertising of the intellectual property for the term of the Sublicense Agreement.

The initial term of the Sublicense Agreement is 25 years and SKIH has the right to extend the Sublicense Agreement to SKGP in perpetuity. In the event SKIH extends the Sublicense Agreement in perpetuity, the licensing fee shall remain $5,000 per month. As of March 31, 2010, the Company has paid SKIH licensing fees of $80,789, and accrued $184,211 in monies owed to SKIH pursuant to this Sublicense Agreement.

 Director Independence

Kelly Kot is our only independent director. Richard Shergold and Lisa Yakiwchuk are directors and executive officers of the Company and are therefore are not deemed to be independent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for our Common Stock

Our common stock trades on the OTCBB under the symbol “SGKP” since September 21, 2009. The following table sets forth the high and low intra-day prices per share of our common stock for the periods indicated, which information was provided by the OTCBB. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
Third Quarter Ended March 31, 2010	$0.30	$0.10
Second Quarter Ended December 31, 2009	$0.30	$0.10
First Quarter Ended September 30, 2009	$0.30	$0.10

On May 18, 2010, the closing price of our common stock as reported on the OTCBB was $0.09.

Holders

As of May 18, 2010, there were 130,358,000 shares of our common stock outstanding held by approximately 131 shareholders of record. The number of our shareholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We have not paid any cash dividends on our common stock to date, and we have no intention of paying cash dividends in the foreseeable future. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

SEC “Penny Stock” Rules.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FINANCIAL INFORMATION

 SMART KIDS GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board Directors
Smart Kids Group, Inc.
Pinecrest, Florida

We have audited the accompanying balance sheets of Smart Kids Group, Inc. as of June 30, 2009 and 2008, and the related statements of operations, shareholders’ equity (deficit), and cash flows for years then ended and for the period February 11, 2003 (date of inception) to June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company internal control over financial reporting. Accordingly, we express no such opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows for the years ended June 30, 2009 and 2008 and for the period February 11, 2003 (date of inception) to June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company experienced a net loss of $579,479 and $269,118 for the years ended June 30, 2009 and 2008 along with an accumulated deficit of $1,088,743 as of June 30, 2009. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Conner & Associates, PC
CONNER & ASSOCIATES, PC
Newtown, Pennsylvania
13 October 2009

SMART KIDS GROUP, INC.
(A Development Stage Enterprise)
Balance Sheets

		6/30/2009	6/30/2008

ASSETS

Current assets
Cash		$78	$8,986
Prepaid expenses		10,000	10,000
Total current assets		10,078	18,986

Fixed assets
Equipment, net		794	1,021

Other assets
Software development costs, net		824,200	787,771
Subscription receivable		100	100
Total other assets		824,300	787,871

Total assets		$835,172	$807,878

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable, trade	(1)	$333,039	$141,710
Due to related parties	(1)	1,251,243	835,798
Deposits from stock subscriptions		134,600	134,600
Total current liabilities		1,718,882	1,112,108
Total liabilities		1,718,882	1,112,108

Commitments and contingencies		-	-

Stockholders' equity (deficit)
Common Stock, $.0001 par value; 400,000,000 shares
authorized, 122,748,500 shares issued and outstanding		12,275	12,275
Additional paid-in-capital		192,758	192,758
Accumulated deficit during the development stage		(1,088,743)	(509,264)
Total stockholders' equity (deficit)		(883,710)	(304,231)

Total liabilities and stockholders' equity (deficit)		$835,172	$807,878

(1)  - reclassified for comparison purposes

See accompanying notes to financial statements

SMART KIDS GROUP, INC.
(A Development Stage Enterprise)
Statements of Operations

			For the period
	For the year	For the year	February 11, 2003
	ended	ended	(Inception) to
	June 30, 2009	June 30, 2008	June 30, 2009

Revenue	$-	$-	$-
Cost of goods sold	-	-	-
Gross profit (loss)	-	-	-

Operating expenses
Production costs	73,571	-	73,571
Salaries and wages	308,400	110,000	418,400
General and administrative expenses	1,373 (1)	21,770	109,587
Legal and professional fees	195,908 (1)	135,520	478,270
Total operating expenses	579,252	267,290	1,079,828

Loss from operations	(579,252)	(267,290)	(1,079,828)

Other income (expense)
Depreciation	(227)	(1,828)	(8,915)
Total other income (expense)	(227)	(1,828)	(8,915)

Loss before provision for income taxes	(579,479)	(269,118)	(1,088,743)

Provision for income taxes	-	-	-

Net loss	$(579,479)	$(269,118)	$(1,088,743)

Net loss per common share (basis and diluted)	Nil	Nil	(0.02)

Weighted average common shares outstanding (basic and diluted)	122,748,500	121,589,415	62,541,029

Dividends paid per common share	$-	$-	$-

Nil = less than $.01

(1)	– reclassified for comparison purposes

See accompanying notes to financial statements

SMART KIDS GROUP, INC.
(A Development Stage Enterprise)
Statements of Changes in Stockholders' Equity (Deficit)

	From February 11, 2003 (inception) to June 30, 2009
				Deficit
				Accumulated
			Additional	During the	Stockholders'
	Common Stock		Paid-in	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, February 11, 2003	-	$-	$-	$-	$-
Issuance of common stock	100		1		1
Net loss	-				-
Balance, June 30, 2003	100	$-	$1	$-	$1

Net loss	-	-	-	(81,584)	(81,584)
Balance, June 30, 2004	100	$-	$1	$(81,584)	$(81,583)

Issuance of common stock	121,178,500	12,118	87,914	-	100,032
Adjustment	(100)	-	-	-	-
Net loss	-	-	-	(43,840)	(43,840)
Balance, June 30, 2005	121,178,500	$12,118	$87,915	$(125,424)	$(25,391)

Net loss	-	-	-	(24,858)	(24,858)
Balance, June 30, 2006	121,178,500	$12,118	$87,915	$(150,282)	$(50,249)

Net loss	-	-	-	(89,864)	(89,864)
Balance, June 30, 2007	121,178,500	$12,118	$87,915	$(240,146)	$(140,113)

Issuance of common stock	1,570,000	157	104,843	-	105,000
Net loss	-	-	-	(269,118)	(269,118)
Balance, June 30, 2008	122,748,500	$12,275	$192,758	$(509,264)	$(304,231)

Net loss	-	-	-	(579,479)	(579,479)
Balance, June 30, 2009	122,748,500	$12,275	$192,758	$(1,088,743)	$(883,710)

See accompanying notes to financial statements

SMART KIDS GROUP, INC.
(A Development Stage Enterprise)
Statements of Cash Flows

			For the period
	For the year	For the year	February 11, 2003
	ended	ended	(Inception) to
	June 30, 2009	June 30, 2008	June 30, 2009

Cash flows from operating activities
Net income (loss)	$(579,479)	$(269,118)	$(1,088,743)
Adjustments to reconcile net income to cash (used in) operating activities
Depreciation and amortization	227	1,828	8,915
(Increase) decrease in
Prepaid expenses	-	(6,339)	(10,000)
Organizational costs	-	-	(8,575)
Subscriptions receivable	-	(100)	(100)
Increase (decrease) in
Accounts payable, trade	191,328 (1)	37,500	333,039
Due to related parties	415,445 (1)	259,213	1,251,243

Cash flows (used in) operating activities	27,521	22,984	485,779

Cash flows from investing activities
Software/website development costs	(36,429)	(210,000)	(824,200)
Purchase of equipment	-	(1,134)	(1,134)

Cash flows (used in) investing activities	(36,429)	(211,134)	(825,334)

Cash flows from financing activities
Proceeds from the issuance of stock	- (1)	105,000	205,033
Proceeds from stock subscriptions	-	92,100	134,600

Cash flows provided by financing activities	-	197,100	339,633

Net increase in cash	(8,908)	8,950	78

Cash and cash equivalents, beginning of period	8,986	36	-

Cash and cash equivalents, end of period	$78	$8,986	$78

(1)	- reclassified for comparison purposes

See accompanying notes to financial statements

SMART KIDS GROUP, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
June 30, 2009

NOTE 1.    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Smart Kids Group, Inc. (“the Company’) was formed on February 11, 2003 under the laws of the State of Florida.  The Company licenses technology and develops educational content and software.

As of June 30, 2009 and June 30, 2008, the Company was a development stage company. SFAS no. 7 defines a development stage enterprise as one that is devoting substantially all of its efforts to establishing a new business and either planned principal operations have not commenced or planned principal operations have commenced but there has been no significant revenue. From February 11, 2003 (date of inception) through June 30, 2009, the Company did not realize any revenue.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (US GAAP) for financial information and in accordance with professional standards promulgated by the Public Company Accounting Oversight Board (PCAOB). They reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the years ended June 30, 2009 and 2008, respectively along with the period February 11, 2003 (date of inception) to June 30, 2009.

Reclassifications

Certain amounts in the accompanying financial statements as of June 30, 2008 have been reclassified by the Company to conform to the June 30, 2009 presentation.  These reclassifications had no effect on the previously reported net loss.

Use of Estimates

The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

Fair Value of Financial Instruments

The carrying value of cash, cash equivalents, software development costs, accounts payable and accrued expenses approximates fair value.

Revenue and Cost Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred. Since inception of the business on February 11, 2003 through June 30, 2009, the Company has not realized any revenue.

Software Development Costs

The Company accounts for its software development costs for its products in accordance with Statement of Position no. 98 issued by the AICPA in March 1998. As of June 30, 2009 and 2008, the Company capitalized $824,200 and $787,771 for the costs incurred to-date. Management of the Company intends to amortize these costs over their estimated useful life when the Company realizes revenue.

New Accounting Pronouncements

As of June 30, 2009, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  SFAS No. 141(R) changes the accounting for and reporting of business combination transactions in the following way:  Recognition with certain exceptions, of 100% of the fair values of assets acquired, liabilities assumed, and non controlling interests of acquired businesses; measurement of all acquirer shares issued in consideration for a business combination at fair value on the acquisition date; recognition of contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings; recognition of pre-acquisition gain and loss contingencies at their acquisition date fair value; capitalization of in-process research and development (IPR&D) assets acquired at acquisition date fair value. Recognition of acquisition-related transaction costs as expense when incurred; recognition of acquisition-related restructuring cost accruals in acquisition accounting only if the criteria in Statement No. 146 are met as of the acquisition date; and recognition of changes in the acquirer’s income tax valuation allowance resulting from the business combination separately from the business combination as adjustments to income tax expense.  SFAS No. 141(r) is effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption prohibited.  The adoption of SFAS No. 141(r) will affect valuation of business acquisitions made in 2009 and forward.

NOTE 3.           ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of June 30, 2009 and 2008, the Company incurred $333,039 and $141,710 respectively. The accounts payable primarily consist of consulting fees, audit and legal fees as an SEC reporting company and operating expenses.

NOTE 4.           RELATED PARTY TRANSACTIONS

Due to Related Parties

As of June 30, 2009 and 2008, the Company incurred $1,251,243 and $835,798 respectively. The due to related parties consists of the payments due under employment agreements along with the related United States employment taxes and license agreements and unreimbursed operating expenses incurred by the majority shareholder. The advances for unreimbursed operating expenses do not bear interest or any specific repayment terms.
	June 30, 2009	June 30, 2008

Employment contracts	$1,078,918	$720,518
Licensing agreement	154,211	94,211
Unreimbursed expenses	18,114	21,069

Total due to related parties	$1,251,243	$835,798

Office Rent

The Company shares office space at the residence of the Chairman of the Board and Chief Development Officer located in Edmonton, Canada at no cost. In addition, the Company shares office space at the residence of the President and Chief Executive Officer of the Company in Santé Fe, New Mexico at no cost.

For the years ended June 30, 2009 and 2008, the rent expense was zero.

NOTE 5.           DEPOSITS FROM STOCK SUBSCRIPTIONS

As of June 30, 2009 and 2008, the Company received $134,600 in total consideration for deposits on stock subscriptions for the purchase of 1,346,000 shares of the Company’s restricted common stock at a purchase price of $0.10 per common share.

NOTE 6.           AGREEMENTS

Stock Lock-Up Agreements

Effective December 31, 2007, the Company entered into a lock-up agreement wherein a shareholder that owns approximately 5.2% of the Company’s outstanding common stock agreed to not sell, assign, pledge or otherwise dispose of any rights with respect to the 5,500,000 common shares of the Company that he owns through January 31, 2009.

Employment Agreements

Shergold

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Ruppanner at an annual salary as of $100,000.  There are no additional payments due to Mr. Ruppanner for work performed prior to the date of the employment agreement.

For the years ended June 30, 2009 and 2008, the Company has determined that 50% of Mr. Shergold’s time was spent on software development and the related costs are being capitalized in accordance with Statement of Position no. 98 issued by the American Institute of Certified Public Accountants in March 1998. The Company has determined that the remaining 50% of his time is spent on corporate and administrative matters and all of their related costs are expensed in the current period as incurred.

As of June 30, 2009 and 2008, the accrued and unpaid salary to Mr. Shergold was $391,667 and $291,667, respectively, plus applicable US employment taxes.

Ruppanner

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Ruppanner at an annual salary as of $100,000.  There are no additional payments due to Mr. Ruppanner for work performed prior to the date of the employment agreement.

For the year ended June 30, 2009, the Company has determined that 100% of Mr. Ruppanner time as was spent on corporate and administrative matters and all of their related costs are expensed in the current period as incurred.

For the year ended June 30, 2008, the Company has determined that 50% of Mr. Ruppanner’s time was spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998. The Company has determined that the remaining 50% of his time was spent on corporate and administrative matters and all costs are expensed in the current period as incurred.

As of June 30, 2009 and 2008, the accrued and unpaid salary to Mr. Ruppanner is $391,667 and $291,667, respectively, plus applicable US employment taxes.

Yakiwchuk

Effective December 31, 2007, the Company entered into an employment agreement with the Ms. Yakiwchuk at an annual salary of $120,000.  There are no additional payments due to Ms. Yakiwchuk for work performed prior to the date of the employment agreement.

For the years ended June 30, 2009 and 2008, the Company has determined that 100% of Ms. Yakiwchuk’s time was spent on corporate and administrative matters and all costs are expensed in the current period as incurred.

As of June 30, 2009 and 2008, the accrued and unpaid salary to Ms. Yakiwchuk was$180,000 and $60,000, respectively, plus applicable US employment taxes.

Licensing Agreement – Smart Kids International Holdings, Inc.

All intellectual property including the trademarks and work product that the Company currently works with are under an exclusive sublicense agreement with Smart Kids International Holdings, Inc., (“SKIH”) who leases all of the intellectual property from Mr. Shergold, the Company’s Chairman of the Board and Chief Development Officer. The agreement was effective June 20, 2005, at an annual fee of $60,000.

SKIH shall have the right at its sole discretion to terminate the license agreement in the event that the Company becomes insolvent, commits an act of bankruptcy, abandons the license as deemed by the failure to pursue the active business as intended by the license, assigns the license without written consent, fails to observe or perform any of the provisions of the license, or experiences a change in control that is not approved by SKIH, such approval not to be unreasonably withheld, prior to such change in control occurring.

As of June 30, 2009 and 2008, the license fees related to this agreement were $60,000 and $60,000, respectively.

During the year ended June 30, 2008, the Company paid SKIH $80,789 in regard to the license agreement.

Consulting Agreements

Effective June 8, 2006, the Company entered into an advisory agreement which requires a monthly payment of $5,000. These costs are being reflected in the legal and professional expenses in the accompanying financial statements.

For the years ended June 30, 2009 and 2008, the consulting expense related to this agreement was $60,000 and $60,000, respectively.

NOTE 7.           INCOME TAXES

The Company has approximately $424,742 in gross deferred tax assets at June 30, 2009, resulting from net operating loss carry forwards.  A valuation allowance has been recorded to fully offset these deferred tax assets because the future realization of the related income tax benefits is uncertain. Accordingly, the net provision for income taxes is zero as of June 30, 2009.  As of June 30, 2009, the Company has federal net operating loss carry forwards of approximately $1,088,743 available to offset future taxable income through 2029 subject to the filing of the Company’s United States Federal Income Tax Returns.

As of June 30, 2009, the difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

Statutory federal income tax rate	-34%
State taxes - net of federal benefits	-5%
Valuation allowance	39%
Income tax rate – net	0%

NOTE 8.           STOCKHOLDERS’ EQUITY

As of June 30, 2009 and 2008, the Company was authorized to issue 400,000,000 shares of common stock of which 122,748,500 common shares were issued and outstanding.

NOTE 9.           CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash. As of June 30, 2009, the Company maintained its cash accounts with financial institutions located in the United States and Canada. Historically, the Company has not experienced any losses on its deposits.

NOTE 10.         LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

As reflected in the accompanying financial statements, the Company experienced a net loss of $579,479 for the year ended June 30, 2009 along with an accumulated deficit during the Company’s development stage of $1,088,743 as of June 30, 2009.

Between its inception on February 11, 2003 and June 30, 2009, the Company realized net proceeds of $339,663 from the sale of common stock of the Company. For the years ended June 30, 2009 and 2008, the Company generated net losses of $579,479 and $269,118, respectively.  As of June 30, 2009, the Company has an accumulated deficit of $1,088,743and had cash and cash equivalents totaling $78.

Management believes that additional capital will be required to fund operations through the year ended June 30, 2009 and beyond, as it attempts to generate increasing revenue, and develops new products. Management intends to raise capital through additional equity offerings. There can be no assurance that the Company will be successful in obtaining financing at the level needed or on terms acceptable to the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 14, 2009, the United States Securities and Exchange Commission issued the Company a Notice of Effectiveness for the Form S-1; Registration under the Securities Act of 1933.  The Company registered 20,198,500 common shares of the Company. The Company is in the process of raising additional financing.

The Company’s operations are subject to certain additional risks and uncertainties including, among others, dependence on outside suppliers and manufacturers, competition, dependence on its exclusive license and relationship with the licensor, uncertainties regarding patents and proprietary rights, dependence on key personnel, and other business risks.  In addition, there is no assurance, assuming the Company is successful in raising additional capital that the Company will be successful in achieving profitability or positive cash flow.

NOTE 11.         SUBSEQUENT EVENTS

On August 6, 2009, the Company issued 1,346,000 shares of restricted common stock of the Company to investors for total consideration of $134,600, which as of June 30, 2009, were classified as deposits from stock subscriptions in the accompanying financial statements.

On August 17, 2009, the Company issued 1,550,000 shares of restricted common stock of the Company to certain individuals as past consideration.

As of August 17, 2009, there were 125,644,500 shares of common stock of the Company issued and outstanding.

Financial Statements – March 31, 2010

SMART KIDS GROUP, INC.
(A Development Stage Enterprise)
Balance Sheets

	3/31/2010	6/30/2009
	(Unaudited)	(Audited)

ASSETS

Current assets
Cash	$48,060	$78
Prepaid expenses	10,000	10,000
Total current assets	58,060	10,078

Fixed assets
Equipment, net	624	794

Other assets
Software development costs, net	882,200	824,200
Subscription receivable	100	100
Total other assets	882,300	824,300

Total assets	$940,984	$835,172

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable, trade	$332,651	$333,039
Due to related parties	1,403,850	1,251,243
Deposits from stock subscriptions	-	134,600
Notes payable	6,069	-
Total current liabilities	1,742,570	1,718,882
Total liabilities	1,742,570	1,718,882

Commitments and contingencies	-	-

Stockholders' equity (deficit)
Common Stock, $.0001 par value; 400,000,000 shares
authorized, 130,358,000 and 122,748,500 shares issued and outstanding	12,997	12,275
Additional paid-in-capital	849,886	192,758
Accumulated deficit during the development stage	(1,664,469)	(1,088,743)
Total stockholders' equity (deficit)	(801,586)	(883,710)

Total liabilities and stockholders' equity (deficit)	$940,984	$835,172

The financial information presented herein has been prepared by management without audit by independent certified public accountants.

The accompanying notes should be read in conjunction with the financial statements.

SMART KIDS GROUP, INC.
(A Development Stage Enterprise)
Statements of Operations

					For the period
	For the three	For the three	For the nine	For the nine	February 11, 2003
	months ended	months ended	months ended	months ended	(Inception) to
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$-	$-	$-	$-	$-

Cost of goods sold	-	-	-	-	-

Gross profit (loss)	-	-	-	-	-

Operating expenses
Stock issued for past consideration	-	-	254,250	-	254,250
Production costs	-	-	3,000	-	76,571
Salaries and wages	-	21,000	151,196	137,200	569,596
General and administrative expenses	13,560	47,620	58,130	49,574	151,717
Legal and professional fees	40,049	36,673	108,910	118,410	603,180
Total operating expenses	53,609	105,293	575,486	305,184	1,655,314

Loss from operations	(53,609)	(105,293)	(575,486)	(305,184)	(1,655,314)

Other income (expense)
Depreciation	(57)	(57)	(170)	(170)	(9,086)
Interest expense	(69)	-	(69)	-	(69)
Total other income (expense)	(126)	(57)	(239)	(170)	(9,155)

Loss before provision for income taxes	(53,735)	(105,350)	(575,725)	(305,354)	(1,664,469)

Provision for income taxes	-	-	-	-	-

Net loss	$(53,735)	$(105,350)	$(575,725)	$(305,354)	$(1,664,469)

Net loss per common share (basis and diluted)	Nil	Nil	Nil	Nil	$(0.02)

Weighted average common shares outstanding (basic and diluted)	129,137,794	122,748,000	124,891,089	122,748,000	67,900,894

Dividends paid per common share	$-	$-	$-	$-	$-

Nil = less than $.01

The financial information presented herein has been prepared by management without audit by independent certified public accountants.

The accompanying notes should be read in conjunction with the financial statements.

SMART KIDS GROUP, INC.
(A Development Stage Enterprise)
Statements of Cash Flows

			For the period
	For the nine	For the nine	February 11, 2003
	months ended	months ended	(Inception) to
	March 31, 2010	March 31, 2009	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$(575,725)	$(305,354)	$(1,664,469)
Adjustments to reconcile net income to cash (used in) operating activities
Stock issued for services	35,000	-	35,000
Stock issued for past consideration	254,250	-	254,250
Depreciation and amortization	170	170	9,086
(Increase) decrease in
Prepaid expenses	-	-	(10,000)
Organizational costs	-	-	(8,575)
Subscriptions receivable	-	-	(100)
Increase (decrease) in
Accounts payable, trade	(321)	187,296	332,719
Due to related parties	152,608	244,064	1,403,851

Cash flows (used in) operating activities	(134,018)	126,176	351,762

Cash flows from investing activities
Software/website development costs	(58,000)	(129,000)	(882,200)
Purchase of equipment	-	-	(1,134)

Cash flows (used in) investing activities	(58,000)	(129,000)	(883,334)

Cash flows from financing activities
Proceeds borrowings - note payable	6,000	-	6,000
Proceeds from the issuance of stock	234,000	-	573,632
Proceeds/payments - due from shareholder	-	(5,682)	-

Cash flows provided by financing activities	240,000	(5,682)	579,632

Net increase in cash	47,982	(8,507)	48,060

Cash and cash equivalents, beginning of period	78	8,986	-

Cash and cash equivalents, end of period	$48,060	$479	$48,060

The financial information presented herein has been prepared by management without audit by independent certified public accountants.

The accompanying notes should be read in conjunction with the financial statements.

SMART KIDS GROUP, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
March 31, 2010
Unaudited

NOTE 1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Smart Kids Group, Inc. (“the Company’) was formed on February 11, 2003 under the laws of the State of Florida. The Company licenses technology and develops educational content and software.

As of March 31, 2010, the Company was a development stage company. A development stage enterprise is a company that is devoting substantially all of its efforts to establishing a new business and either planned principal operations have not commenced or planned principal operations have commenced but there has been no significant revenue. From February 11, 2003 (date of inception) through March 31, 2010, the Company did not realize any revenue.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (US GAAP) for interim financial information and in accordance with professional standards promulgated by the Public Company Accounting Oversight Board (PCAOB). They reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the nine months ended March 31, 2010 and 2009, respectively along with the period February 11, 2003 (date of inception) to March 31, 2010. These interim financial statements should be read in conjunction with the audited financial statements, which are contained in the Form 10-K as of and for the two year period ended June 30, 2009 filed with the SEC on October 13, 2009.

Use of Estimates

The preparation of interim financial information in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim financial information and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

Fair Value of Financial Instruments

The carrying value of cash, cash equivalents, software development costs, accounts payable and accrued expenses approximates fair value.

Revenue and Cost Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred. Since inception of the business on February 11, 2003 through March 31, 2010, the Company has not realized any revenue.

Software Development Costs

The Company accounts for its software development costs for its products in accordance with Statement of Position no. 98 issued by the AICPA in March 1998. As of March 31, 2010 and June 30, 2009, the Company capitalized $882,200 and $824,200 for the costs incurred to-date. Management of the Company intends to amortize these costs over their estimated useful life when the Company realizes revenue.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162,” (“SFAS 168”).  SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative generally accepted accounting principles (“GAAP”) for nongovernmental entities.  The Codification does not change GAAP. Instead, it takes the thousands of individual pronouncements that currently comprise GAAP and reorganizes them into approximately ninety accounting topics, and displays all topics using a consistent structure.  Contents in each topic are further organized first by subtopic, then section and finally paragraph. The paragraph level is the only level that contains substantive content. Citing particular content in the Codification involves specifying the unique numeric path to the content through the topic, subtopic, section and paragraph structure. FASB suggests that all citations begin with “FASB ASC,” where ASC stands for Accounting Standards Codification. Changes to the ASC subsequent to June 30, 2009 are referred to as Accounting Standards Updates (“ASU”).

In conjunction with the issuance of SFAS 168, the FASB also issued its first Accounting Standards Update No. 2009-1, “Topic 105 –Generally Accepted Accounting Principles” (“ASU 2009-1”) which includes SFAS 168 in its entirety as a transition to the ASC.

ASU 2009-1 is effective for interim and annual periods ending after September 15, 2009 and will not have an impact on the Company’s financial position or results of operations but will change the referencing system for accounting standards.

As of March 31, 2010, all citations to the various SFAS’ have been eliminated and will be replaced with FASB ASC as suggested by the FASB in future interim and annual financial statements.

The Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

NOTE 2.           ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of March 31, 2010 and June 30, 2009, the Company incurred accounts payable of $332,651 and $333,039, respectively. The accounts payable primarily consist of consulting fees, audit and legal fees as an SEC reporting company and operating expenses.

NOTE 3.           NOTES PAYABLE

On March 10, 2010, the Company received funds from an unrelated party in the amount of $6,000.  The terms of the note payable are 20% interest per annum with a due date of three months from the date of the note.

As of March 31, 2010, the accrued interest of $69 is being recorded as interest expense in the accompanying financial statements.

NOTE 4.           RELATED PARTY TRANSACTIONS

Due to Related Parties

As of March 31, 2010 and June 30, 2009, the Company incurred amounts due to related parties of $1,403,850 and $1,251,243 respectively. The due to related parties consists of the payments due under employment agreements to the officers of the Company along with the related United States employment taxes, the license agreement and unreimbursed operating expenses incurred by the majority shareholder. The advances for unreimbursed operating expenses do not bear interest or any specific repayment terms.

	March 31, 2010 (unaudited)	June 30, 2009 (audited)

Employment contracts - officers	$1,190,812	$1,078,918
Licensing agreement	184,211	154,211
Unreimbursed expenses	28,827	18,114

Total due to related parties	$1,403,850	$1,251,243

Office Rent

The Company shares office space at the residence of the Chairman of the Board, President, and Chief Development Officer located in Edmonton, Canada at no cost.

For the nine months ended March 31, 2010 and 2009, the rent expense was zero.

NOTE 5.           DEPOSITS FROM STOCK SUBSCRIPTIONS

Prior to June 30, 2009, the Company received $134,600 in total cash consideration for deposits on stock subscriptions for the purchase of 1,346,000 shares of the Company’s restricted common stock at a purchase price of $0.10 per common share.  During the nine months ended March 31, 2010, the Company issued 1,346,000 of common stock in consideration of these stock subscriptions.

NOTE 6.           AGREEMENTS

Effective January 1, 2010, the Company’s Board of Directors passed a resolution for the Company to no longer accrue any salaries, license fees, and consulting fees until further notice.

Employment Agreements

For the nine months ended March 31, 2010, officers’ salaries were $179,196, including the applicable United States employment taxes of which $28,000 has been determined by the Company’s management to be capitalized as part of the software development costs and $151,196 as salaries and wages in the accompanying interim financial statements.

Licensing Agreement – Smart Kids International Holdings, Inc.

All intellectual property including the trademarks and work product that the Company currently works with are under an exclusive sublicense agreement with Smart Kids International Holdings, Inc., (“SKIH”) who leases all of the intellectual property from Mr. Shergold, the Company’s Chairman of the Board, President and Chief Development Officer. The agreement was effective June 20, 2005, at an annual fee of $60,000.

SKIH shall have the right at its sole discretion to terminate the license agreement in the event that the Company becomes insolvent, commits an act of bankruptcy, abandons the license as deemed by the failure to pursue the active business as intended by the license, assigns the license without written consent, fails to observe or perform any of the provisions of the license, or experiences a change in control that is not approved by SKIH, such approval not to be unreasonably withheld, prior to such change in control occurring.

For the nine months ended March 31, 2010, the licensing fees related to this agreement were $30,000.

Consulting Agreements

Effective June 8, 2006, the Company entered into an advisory agreement which requires a monthly payment of $5,000. These costs are being reflected in the legal and professional expenses in the accompanying interim financial statements.

For the nine months ended March 31, 2010, the consulting expense related to this agreement was $30,000.

NOTE 7.           INCOME TAXES

As of March 31, 2010, the Company had federal and state net operating loss carryforwards of approximately $464,502 which expire in 2029. Utilization of these loss carryforwards may be limited by certain federal statutory provisions, including cumulative changes in ownership interests in excess of 50% over a three-year period.

Future tax benefits related to temporary differences relate to the following as of March 31, 2010:

Gross deferred tax assets:
Net operating losses	$(1,655,314)
Accrued officers compensation	1,190,812
Total gross deferred tax assets	(464,502)
Less - valuation allowance	464,502
Net deferred tax assets	$-

The Company’s effective tax rate differed from the federal statutory rate due to deferred state tax assets and the Company’s full valuation allowance, the latter of which reduced the Company’s effective tax rate to zero. Because the Company has not yet achieved profitable operations, management believes the potential tax benefits as of March 31, 2010 did not satisfy the realization criteria and accordingly has recorded a valuation allowance for the entire gross tax asset.

NOTE 8.           STOCKHOLDERS’ EQUITY

As of March 31, 2010, the Company was authorized to issue 400,000,000 shares of common stock of which 130,358,000 common shares were issued and outstanding.

During the nine months ended March 31, 2010, the Company issued 2,925,000 shares of restricted common stock of the Company to investors for total cash consideration of $234,000 at a per share price of $.08 under the Company’s Private Placement Memorandum dated August 2009.

On August 6, 2009, the Company issued 1,346,000 shares of restricted common stock of the Company to investors for total cash consideration of $134,600, which as of June 30, 2009, were classified as deposits from stock subscriptions in the accompanying financial statements.

During the nine months ended March 31, 2009, the Company did not issue any shares of restricted common stock for cash consideration.

Stock for Services

During the nine months ended March 31, 2010, the Company issued 400,000 shares of restricted common stock of the Company for services rendered on behalf of the Company at a per share price of $.08. $35,000 is reflected in the statement of operations for the nine months, ended March 31, 2010 as general and administrative.

During the nine months ended March 31, 2009, the Company did not issue any shares of restricted common stock for services.

Stock for Past Consideration

During the nine months ended March 31, 2010, the Company issued 2,542,500 shares of restricted common stock for past consideration.  Management of the Company determined a per share price of $.10 and accordingly recorded an expense of $254,250 during the nine months ended March 31, 2010.

During the nine months ended March 31, 2009, the Company did not issue any shares of restricted common stock for past consideration.

NOTE 9.           CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash. As of March 31, 2010, the Company maintained its cash accounts with financial institutions located in the United States and Canada. Historically, the Company has not experienced any losses on its deposits.

NOTE 10.         LIQUIDITY AND CAPITAL RESOURCES

The accompanying interim financial statements have been prepared on a going-concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

As reflected in the accompanying interim financial statements, the Company experienced a net loss of $575,725 for the nine months ended March 31, 2010 along with an accumulated deficit during the Company’s development stage of $1,664,469 as of March 31, 2010.

On August 14, 2009, the United States Securities and Exchange Commission issued the Company a Notice of Effectiveness for the Form S-1; Registration under the Securities Act of 1933. The Company registered 20,198,500 common shares of the Company.

During the nine months ended March 31, 2010, the Company raised $234,000 in the form of equity and $6,000 in the form of debt for a total of $240,000.

Between its inception on February 11, 2003 and March 31, 2010, the Company realized net proceeds of $573,632 from the sale of common stock of the Company.

Management believes that additional capital will be required to fund operations through the year ended June 30, 2010 and beyond, as it attempts to generate increasing revenue, and develops new products. Management intends to raise capital through additional equity offerings. There can be no assurance that the Company will be successful in obtaining financing at the level needed or on terms acceptable to the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s operations are subject to certain additional risks and uncertainties including, among others, dependence on outside suppliers and manufacturers, competition, dependence on its exclusive license and relationship with the licensor, uncertainties regarding patents and proprietary rights, dependence on key personnel, and other business risks. In addition, there is no assurance, assuming the Company is successful in raising additional capital that the Company will be successful in achieving profitability or positive cash flow.

NOTE 11.         SUBSEQUENT EVENTS

As of May 12, 2010, the date the interim financial statements were available to be issued, there are no subsequent events that are required to be recorded or disclosed in the accompanying interim financial statements as of and for the nine months ended March 31, 2010.

[OUTSIDE BACK COVER OF PROSPECTUS]

SMART KIDS GROUP, INC.
38,000,000 SHARES of COMMON STOCK

Item	Page

Summary

Risk Factors

Use of Proceeds

Determination of Offering Price

Dilution

Selling Stockholders

Plan of Distribution

Directors, Executive Officers, Promoters and Control Persons

Executive Compensation

Security Ownership of Certain Beneficial Owners and Management

Description of Securities

Interest of Named Experts and Counsel

Experts

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Organization Within Last Five Years

Description of Our Business

Legal Proceedings

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Description of Properties

Certain Relationships and Related Transactions and Corporate Governance

Market for Common Equity and Related Stockholder Matters

Changes in and Disagreements with Accountants and Financial Disclosure

Where You Can Find More Information

Financial Statements

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	Amount US ($)
SEC Registration Fee	$271
Transfer Agent Fees	$5,000
Accounting Fees and Expenses	$30,000
Legal Fees and Expenses	$20,000
Printers	$5,000
Miscellaneous	$0
Total	$60,271

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide for indemnification to the full extent permitted by the laws of the State of Florida for each person who becomes a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator, or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign in any capacity at the request of the corporation. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On March 8, 2005, the Company issued an aggregate of 15,000 shares of common stock to Sean Slipchuk for services rendered. Mr. Slipchuk rendered services related to website design, website development and maintenance. In aggregate, Mr. Slipchuk billed the Company $1,500 for these services, and agreed to accept stock in lieu of cash payment at a price of $0.10 per share. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering.

On July 11, 2006, the Company issued an aggregate of 250,000 shares of common stock to Reich Bros. in consideration for services rendered as a business advisor. These shares were rendered in accordance with the Agreement between the Company and Reich Brothers dated June 8, 2006, attached to this registration statement as Exhibit 10.9. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering.

On December 15, 2007, the Company issued an aggregate of 200,000 shares of common stock to Nimbus Development Corp. for services rendered. Nimbus development rendered business consulting services relating advisement of the Company becoming publicly traded and reporting with the SEC. Nimbus Development billed the Company $20,000 for these services, and agreed to accept stock in lieu of cash payment at a price of $0.10 per share. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering.

As of the date of this registration statement, the Company has raised $239,600 from the stock subscription agreement dated September 1, 2007 wherein 2,396,000 shares of common stock have been issued as of August 6, 2009. Of the $239,600, 1,050,000 ($105,000) shares were issued on December 27, 2007, and 1,346,000 ($134,600) shares were issued on August 6, 2009. The 1,050,000 shares issued on December 27, 2007 are being included for registration in this registration statement and the 1,346,000 shares issued on August 6, 2009 will not be included for registration in this registration statement.

With regards to the 2,396,000 shares of common stock issued, there were no written stock subscription agreements executed by such investors at the time of investment. The investors were all prior investors in the predecessor Company, Bert Holdings, and they were close personal friends of Mr. Richard Shergold, the Company’s founder. Because of the nature of their relationship with Mr. Shergold, a verbal agreement was reached for their cash investments in SKGP. The investors of the $239,600 have all subsequently executed stock subscription agreements related to their respective investments.

These securities were issued under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) and Regulation S promulgated thereunder due to the fact that the issuance did not involve a public offering and the investors were non-US residents.

Issuance of SKGP Common Stock to the former shareholders of Be Alert Bert Holdings, Inc.

In connection with the dissolution of Be Alert Bert Holdings, Inc. (“Bert Holdings”) in 2003, in 2005, we issued shares of SKGP common stock to the former shareholders of Bert Holdings. An aggregate of 1,065,000 shares of Common Stock were issued to an aggregate of 48 people. Bert Holdings was in no way affiliated with our Company. Our Company’s founder, Mr. Shergold, was the former President and CEO of Bert Holdings. Bert Holdings filed for bankruptcy and was dissolved in 2003. Upon its dissolution, Mr. Shergold transferred all of his intellectual property to Smart Kids International Holdings, Inc.

While under no legal obligation to do so, Mr. Shergold issued shares of SKGP to the former shareholders of Bert Holdings who had invested in Bert Holdings and subsequently lost their respective investments upon that Company’s bankruptcy and dissolution. This issuance of SKGP stock was not compelled by any legal action or legal requirement. Mr. Shergold issued the shares to the respective recipients in an amount as determined in his sole discretion, not based upon the recipient’s former interest in Bert Holdings.

The Company issued these securities for past consideration under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Regulation S promulgated thereunder due to the fact that the issuance did not involve a public offering and the investors were non-US residents. As discussed above, an aggregate of 1,065,000 shares of Common Stock were issued to approximately 48 people for past consideration. The 48 recipients of SKGP common stock were investors and former shareholders of Bert Holdings who invested sums of money at the time of the formation of Bert Holdings which led to the subsequent development of Mr. Shergold’s Intellectual Property. While not compelled and under no legal requirement to do so, Mr. Shergold, in good faith, issued these shareholders their respective shares of common stock in SKGP in light of their initial investments in Bert Holdings.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibits

3.1	Articles of Incorporation of Smart Kids Group, Inc. (1)

3.1.1	Amended Articles of Incorporation of Smart Kids Group, Inc. (1)

3.2	Bylaws (1)

4.1	Form of Common Stock Certificate (1)

5.1	Legal Opinion of The Sourlis Law Firm

10.1	Licensing Agreement between Richard Shergold and Smart Kids International Holdings, Inc. (1)

10.2	Sublicense Agreement, dated June 20, 2005, between Smart Kids International Holdings, Inc. and Smart Kids Group, Inc. (1)

10.3	Employment Agreement, dated August 1, 2005, between Smart Kids Group, Inc. and Richard Shergold (1)

10.4	Employment Agreement, dated August 1, 2005, between Smart Kids Group, Inc. and Paul Andrew Ruppanner (1)

10.5	Employment Agreement, dated August 1, 2005, between Smart Kids Group, Inc. and Lisa Yakiwchuk (1)

10.6	Lock-up Agreement, dated January 1, 2007, between Smart Kids Group, Inc. and Al Hawryluk (1)

10.7	Lock-up Agreement, dated January 1, 2007, between Smart Kids Group, Inc. and Gary Lee Jorvorsky (1)

10.8	Lock-up Agreement, dated January 1, 2007, between Smart Kids Group, Inc. and Sean Slipchuk (1)

10.9	Agreement with Reich Brothers, Inc. dated June 8, 2006 (3).

10.10	Form of Subscription Agreement November 30, 2008 (4)

10.11	Drawdown Equity Financing Agreement between Smart Kids, Inc. and Auctus Private Equity Fund, LLC dated March 18, 2010 (5)

10.12	Registration Rights Agreement between Smart Kids, Inc. and Auctus Private Equity Fund, LLC dated March 18, 2010 (5)

14.1	Smart Kids Group, Inc. Code of Ethics (2)

14.2	Smart Kids Group, Inc. Code of Business Conduct (2)

23.1	Consent of Conner & Associates, P.C., certified public accountants

23.2	Consent of The Sourlis Law Firm (included in Exhibit 5.1)

(1)	Incorporated by reference from the Company’s Registration Statement on Form S-1/Amendment No. 1 (SEC File No.: 333-153294) filed on September 30, 2008.

(2)	Incorporated by reference from the Company’s Registration Statement on Form S-1/Amendment No. 2 (SEC File No.: 333-153294) filed on December 15, 2008.

(3)	Incorporated by reference from the Company’s Registration Statement on Form S-1/Amendment No. 2 (SEC File No.: 333-153294) filed on February 9, 2009.

(4)	Incorporated by reference from the Company’s Registration Statement on Form S-1/Amendment No. 5 (SEC File No.: 333-153294) filed on April 17, 2009.

(5)	Incorporated by reference from the Company’s Current Report on Form 8-K (SEC File No.: 333-153294) filed on March 26, 2010.

 ITEM 17. UNDERTAKINGS

The Registrant undertakes:

1.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
Since the small business issuer is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

“Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. “

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Edmonton, Alberta Canada on May 18, 2010.

SMART KIDS GROUP, INC.

By:	/s/ RICHARD SHERGOLD
Richard Shergold
Chief Executive Officer, President, Chief Creative Officer and Chairman (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ RICHARD SHERGOLD	Chief Executive Officer, President, Chief Creative Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	May 18, 2010
Richard Shergold

/s/ LISA YAKIWCHUK	Administrative Officer, Secretary and Director	May 18, 2010
Lisa Yakiwchuk

/s/ KELLY KOT	Director	May 18, 2010
Kelly Kot